                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                          permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                      CENTIGRAM COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:



       -------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:



       -------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



       -------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:



       -------------------------------------------------------------------------

    (5)  Total fee paid:



       -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

       N/A
       -------------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

       N/A
       -------------------------------------------------------------------------

    (3)  Filing Party:

       N/A
       -------------------------------------------------------------------------

    (4)  Date Filed:

       N/A
       -------------------------------------------------------------------------

                                (CENTIGRAM LOGO)

                      CENTIGRAM COMMUNICATIONS CORPORATION
                              91 East Tasman Drive
                           San Jose, California 95134


                                                                   June 30, 2000


Dear Stockholder:


    You are cordially invited to attend our Special Meeting of Stockholders of Centigram Communications Corporation to be held on July 26, 2000 at 9:00 a.m., at the offices of Centigram, 91 East Tasman Drive, San Jose, California 95134.



    At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 9, 2000 and amended on June 9, 2000, pursuant to which Poundstone Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of ADC Telecommunications, Inc., a Minnesota corporation, will be merged with and into Centigram and Centigram will become a wholly owned subsidiary of ADC. If the merger agreement is approved and the merger is subsequently consummated, each outstanding share of Centigram common stock will be cancelled and converted automatically into the right to receive cash. The per share amount of cash will be determined as of the closing of the merger based on the number of our outstanding shares and options on that date. Based on the number of outstanding shares and stock options as of May 26, 2000, the merger consideration would be $26.38 in cash per share.


    However, as we previously announced, 900,000 shares of our treasury stock are currently in brokerage accounts controlled by the court-appointed receiver for Credit Bancorp, Ltd. We have entered into an agreement with the receiver for Credit Bancorp which provides for the return of our treasury shares and the court supervising the Credit Bancorp receivership has approved the agreement. If the treasury shares have not been returned to us by the time the merger is to take place or the time period in which an appeal of the court's order approving the agreement with the receiver has not expired or an appeal of the order has been taken and not resolved as of that time, the per share amount paid to you will be calculated as if the 900,000 shares were outstanding, which would result in a cash payment to you of approximately $23.84 per share and approximately $21.5 million in cash ($23.84 per share multiplied by 900,000 shares) being placed in escrow until resolution of the treasury stock matters. The amount, if any, remaining in escrow after the recovery of all the treasury shares held by the Credit Bancorp receiver and resolution of any outstanding treasury share issues will be paid to you and the conversion ratio of our stock options will be adjusted.

    Your Board of Directors has reviewed and considered the terms and conditions of the merger agreement, has determined that the merger is in the best interests of Centigram and its stockholders and has approved the merger agreement. First Analysis Securities Corporation rendered a written opinion dated June 9, 2000 to the effect that, as of such date and based upon and subject to the matters stated in the opinion, the merger consideration of at least $23.84 in cash per share is fair, from a financial point of view, to our stockholders. First Analysis Securities Corporation's written opinion is attached as APPENDIX B to the enclosed proxy statement and you should read it carefully and in its entirety.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock. Each share of Centigram common stock is entitled to one vote on all matters to come before the Special Meeting. The Centigram common stock constitutes the only outstanding class of our capital stock.

    Attached to this letter you will find a formal Notice of Special Meeting and a proxy statement. The accompanying proxy statement provides you with detailed information about the Special Meeting and the proposed merger. If the merger agreement is approved by the requisite holders of Centigram common stock, the closing of the merger will occur soon after the Special Meeting and after all of the other conditions to closing the merger are satisfied. Please give this material your careful attention. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF CENTIGRAM COMMON STOCK YOU OWN. A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED PROMPTLY TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE SPECIAL MEETING.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ ROBERT L. PUETTE
                                          Robert L. Puette
                                          President and Chief Executive Officer

                      CENTIGRAM COMMUNICATIONS CORPORATION

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 26, 2000

                             ---------------------

TO THE STOCKHOLDERS OF CENTIGRAM COMMUNICATIONS CORPORATION:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Centigram Communications Corporation, a Delaware corporation ("Centigram"), will be held at the offices of Centigram, 91 East Tasman Drive, San Jose, California 95134, at 9:00 a.m., local time, on July 26, 2000 for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 9, 2000, and amended on June 29, 2000, by and among Centigram, ADC Telecommunications, Inc., a Minnesota corporation ("ADC"), and Poundstone Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of ADC ("Poundstone"), a copy of which is attached as APPENDIX A to the accompanying proxy statement, pursuant to which Poundstone will merge with and into Centigram, and each share of common stock of Centigram (other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law), will be converted into the right to receive cash. The per share amount of cash will be determined as of the closing of the merger based on the number of outstanding Centigram shares and options on such date.


          2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

     Only stockholders of record at the close of business on June 26, 2000 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

     Centigram stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as APPENDIX C to the accompanying proxy statement and a summary of these provisions can be found under "You Have Appraisal Rights in the Merger" in the accompanying proxy statement.

     In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation by Centigram.

                                          By order of the Board of Directors

                                          /S/ THOMAS E. BRUNTON
                                          Thomas E. Brunton
                                          Assistant Secretary

San Jose, California

June 30, 2000


     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER AGREEMENT IS APPROVED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                (CENTIGRAM LOGO)


                      CENTIGRAM COMMUNICATIONS CORPORATION
                              91 East Tasman Drive
                           San Jose, California 95134
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION


    We are furnishing this Proxy Statement to the stockholders of Centigram Communications Corporation, a Delaware corporation, in connection with the solicitation by the Board of Directors of proxies to be used at a Special Meeting of Stockholders, as it may be adjourned or postponed from time to time, to be held on July 26, 2000 at 9:00 a.m., local time, at the offices of Centigram, 91 East Tasman Drive, San Jose, California 95134. The purpose of the Special Meeting is for Centigram stockholders to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of June 9, 2000, and amended on June 29, 2000, by and among Centigram, ADC Telecommunications, Inc., a Minnesota corporation, and Poundstone Acquisition Corp., a Delaware corporation and newly formed subsidiary of ADC, and the transactions contemplated thereby. The Merger Agreement provides, among other things, that:


    - Poundstone will merge with and into Centigram;

    - Centigram will continue as the surviving corporation and will be a wholly owned subsidiary of ADC;

    - each share of Centigram common stock issued and outstanding at the effective time of the merger (other than shares held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will convert into the right to receive cash; and

    - each option to purchase Centigram common stock outstanding at the effective time of the merger will be converted into an option to purchase ADC common stock of equivalent value.

    ADC will pay a total fixed purchase price of approximately $200 million for the Centigram shares and options outstanding at the effective time of the merger. The per share purchase price will be determined as of the closing of the merger based on the number of outstanding Centigram shares and options on that date, and whether at the time of closing we have recovered our 900,000 treasury shares held by the court-appointed receiver for Credit Bancorp Ltd. in accordance with an agreement between Centigram and the receiver. We expect that the per share purchase price will be approximately $26.38 per share if the Credit Bancorp treasury share matter is resolved in accordance with our agreement with the receiver at the time of closing, or approximately $23.84 if the matter is not resolved at the time of closing (with approximately $21.5 million being placed into an escrow for possible future distribution to the Centigram stockholders after resolution of the Credit Bancorp treasury share matter). The actual per share amount to be received by the Centigram stockholders may be more or less than the amounts described above because the number of shares and options outstanding at the closing of the merger may be more or less than those outstanding on May 26, 2000, the date used for the illustrative calculation.


    We are first mailing this Proxy Statement and the accompanying notice, proxy card and letter on or about June 30, 2000 to Centigram stockholders entitled to receive notice of, and to vote at, the Special Meeting.


    Stockholders who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable procedures described in Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights. We have summarized for you the provisions of Section 262 of the Delaware General Corporation Law in the section of this Proxy Statement called "You Have Appraisal Rights in the Merger." That summary includes a description of the procedure that dissenting stockholders must follow to assert appraisal rights. The entire text of Section 262 of the Delaware General Corporation Law is attached as APPENDIX C to this Proxy Statement.

  THE CENTIGRAM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
                 APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
INTRODUCTION
TABLE OF CONTENTS.....................    i
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..............................    1
SUMMARY TERM SHEET....................    4
  Proposed Acquisition................    4
  Reasons for the Merger..............    4
  Centigram Stock Price...............    5
  Unanimous Board Recommendation......    5
  Fairness Opinion....................    5
  The Special Meeting of
     Stockholders.....................    5
  Appraisal Rights....................    5
  Federal Income Tax Consequences.....    6
  When the Merger Will Be Completed...    6
  Conditions to Completing the
     Merger...........................    6
  Interests of Directors and Officers
     in the Merger that Differ From
     Your Interests...................    6
  The Merger..........................    7
  Contact Information.................    7
CAUTIONARY STATEMENT CONCERNING
  FORWARD-LOOKING INFORMATION.........    8
THE PARTIES TO THE MERGER.............    9
  Centigram Communications
     Corporation......................    9
  ADC Telecommunications, Inc.........    9
  Poundstone Acquisition Corp.........    9
WHERE YOU CAN FIND MORE INFORMATION...    9
THE SPECIAL MEETING OF CENTIGRAM
  STOCKHOLDERS........................   10
  Place, Date, Time and Purpose.......   10
  Who Can Vote at the Special
     Meeting..........................   10
  Attending the Meeting...............   10
  Vote Required.......................   10
  Voting by Proxy.....................   10
THE MERGER............................   11
  Background of the Merger............   11
  Reasons for the Merger..............   17
  Credit Bancorp Treasury Share
     Matter...........................   18
THE MERGER AGREEMENT..................   20
  Generally...........................   20
  Conversion of Centigram Shares......   20
  Stock Options.......................   21
  Employee Stock Purchase Plan........   21



                                        PAGE
                                        ----
  Preferred Shares Rights Plan........   21
  Employee Benefit Plan...............   21
  Payment for Centigram Shares........   21
  Source and Amount of Funds..........   22
  Interests of Centigram's Directors
     and Officers in the Merger that
     May Differ From Your Interests...   22
  Regulatory Approvals................   23
  When the Merger Will Be Completed...   23
  Procedures for Exchanging Your Stock
     Certificates.....................   24
  Certain Federal Income Tax
     Consequences.....................   24
  Anticipated Accounting Treatment....   25
  Escrow for Certain Shares of
     Centigram Treasury Stock.........   25
  Representations and Warranties of
     Centigram........................   26
  Representations and Warranties of
     ADC and Poundstone...............   27
  Conduct of Business Prior to the
     Closing..........................   27
  No Solicitation Provision...........   28
  Additional Covenants of ADC and
     Centigram........................   28
  Conditions to Closing...............   29
  Termination.........................   30
  Fees and Expenses...................   30
  Amendment to Merger Agreement.......   31
FAIRNESS OPINION OF FIRST ANALYSIS
  SECURITIES CORPORATION..............   31
YOU HAVE APPRAISAL RIGHTS IN THE
  MERGER..............................   36
MARKET PRICE OF CENTIGRAM COMMON
  STOCK...............................   39
BENEFICIAL OWNERSHIP OF MANAGEMENT AND
  PRINCIPAL STOCKHOLDERS..............   39
OTHER MATTERS.........................   40
APPENDIX A -- Agreement and Plan of
  Merger, as amended..................  A-1
APPENDIX B -- Opinion of First
  Analysis Securities Corporation.....  B-1
APPENDIX C -- Section 262 of the
  Delaware General Corporation Law....  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Centigram. Please refer to the more detailed information contained elsewhere in this proxy statement and its appendices.

1. IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY CENTIGRAM COMMON
STOCK?

     You will receive cash. ADC will pay cash for all Centigram shares outstanding as of the closing and will assume Centigram stock options outstanding as of the Closing for a total purchase price of approximately $200 million. The per share amount of cash will be determined as of the closing of the merger based on the number of outstanding Centigram shares and options on that date, and whether at the time of closing Centigram has recovered its 900,000 treasury shares held in brokerage accounts controlled by the court-appointed receiver for Credit Bancorp, Ltd. Based on the number of outstanding Centigram shares and stock options as of May 26, 2000, the purchase price will consist of approximately $163 million in cash to Centigram's stockholders, or approximately $26.38 per share, and approximately $36 million to be paid in ADC common stock through the conversion of Centigram stock options to ADC stock options.

     If at the time of the merger closing, the court's order approving Centigram's agreement with the Credit Bancorp receiver has been appealed or any applicable appeal period has not expired, or if Centigram has not fully recovered the 900,000 treasury shares, the per share amount paid to Centigram's stockholders will be calculated as if the 900,000 shares were outstanding, resulting in a cash payment of approximately $23.84 per share, and approximately $21.5 million ($23.84 per share multiplied by 900,000 shares) in cash will be placed in escrow until any appeal has been finally resolved, the appeal period has expired, or the treasury shares are fully recovered. If an escrow is established at the closing, any liability (other than the payment required by the agreement with the receiver) or expense incurred by ADC or Centigram following the closing in recovering the treasury shares or prosecuting any appeal will be reimbursed to ADC or Centigram from the escrowed funds. The amount, if any, remaining in escrow after resolution of these treasury share matters will be paid to the former Centigram stockholders and the ADC stock options received upon conversion of Centigram stock options will be appropriately adjusted.

     The actual per share amount to be received by you may be more or less than the amounts described in the preceding paragraph because the number of shares and options outstanding at the closing of the merger may be more or less than those outstanding on May 26, 2000, the date used for the illustrative calculation. If the total number of shares and options outstanding at the closing of the merger is greater than the total outstanding on May 26, 2000, the per share amount will be less than the $26.38 and $23.84 per share amounts described above. If the total number of shares and options outstanding at the closing are less than the total outstanding on May 26, 2000, the per share amount will be more than those illustrative per share amounts. Because of anticipated option grants, employee stock purchases under the 1991 Employee Stock Purchase Plan and termination of options, it is likely that the total number of shares and options outstanding at the merger closing will be different than the total on May 26, 2000.

2. WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?


     The Special Meeting is scheduled to take place at 9:00 a.m. local time on July 26, 2000, at Centigram's principal office at 91 East Tasman Drive, San Jose, California 95134.


3. WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

     Holders of record of Centigram common stock as of the close of business on June 26, 2000 are entitled to vote at the special meeting. Each stockholder has one vote for each share of Centigram common stock he or she owns.

4. WHAT VOTE IS REQUIRED FOR CENTIGRAM STOCKHOLDERS TO APPROVE THE MERGER?

     In order for the merger to be approved, holders of a majority of the outstanding Centigram common stock must vote "FOR" the merger. If your shares are not voted, it has the same effect as a vote "AGAINST" the merger.

5. WHAT DO I NEED TO DO NOW?

     After carefully reading and considering the information contained in this proxy statement, please vote your shares as soon as possible by filling out, signing and returning the enclosed proxy card. Your voting materials include detailed information on how to vote.

6. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     No. Your broker can only vote your shares if you provide instructions on how to vote. You should instruct your broker on how to vote your shares using the instructions provided by your broker. If your shares are not voted, it has the same effect as a vote "AGAINST" the merger.

7. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

     Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Assistant Secretary of Centigram in writing or by submitting a new proxy dated after the date of the proxy being revoked. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

8. DO I NEED TO ATTEND THE CENTIGRAM SPECIAL MEETING IN PERSON?

     No. It is not necessary for you to attend the special meeting to vote your shares if Centigram has previously received your proxy, although you are welcome to attend.

9. WILL I HAVE APPRAISAL RIGHTS AS A RESULT OF THE MERGER?

     Yes. If you wish to exercise your appraisal rights, you must follow the requirements of Delaware law. A summary of the requirements you must follow to exercise your appraisal rights is included in "You Have Appraisal Rights in the Merger" in this proxy statement.

10. WHEN WILL HOLDERS OF CENTIGRAM COMMON STOCK RECEIVE THE MERGER
CONSIDERATION?


     The merger is expected to be completed promptly following the special meeting of the Centigram stockholders. However, it is possible that delays could require that the merger be completed at a later time. Following the merger, you will receive instructions on how to receive your cash payment in exchange for each share of Centigram common stock. You must return your Centigram stock certificates as described in the instructions, and you will receive your cash payment as soon as practicable after Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), the paying agent, receives your Centigram stock certificate. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to Wells Fargo Bank.



     As discussed above in question 1, if all of the treasury shares held in accounts controlled by the receiver of Credit Bancorp have not been returned to Centigram by the time the merger is to take place or the time period for an appeal of the court's order approving the agreement with the receiver has not expired or an appeal of that order has been taken and not resolved at that time, a portion of the merger consideration (estimated at approximately $21.5 million) will be placed in escrow until resolution of the outstanding issues related to the Centigram treasury stock. If an escrow is established at the closing, any liability or expense incurred by ADC following the closing in recovering the treasury shares or prosecuting any appeal will be reimbursed to ADC from the escrowed funds, except that only the amount in excess of $10 million paid under Centigram's agreement with the Credit Bancorp receiver (and not previously deducted from the merger consideration) will be reimbursed to ADC as long as the agreement with the Credit Bancorp receiver remains effective. The amount, if any, remaining in escrow after the recovery of all the treasury shares and resolution of any outstanding treasury share issues will be paid to Centigram's former stockholders and the conversion ratio of stock options will be adjusted. The period in which a party may appeal the court's order approving the agreement between Centigram and the receiver will expire on August 22, 2000. Centigram anticipates that the merger will be completed shortly after the stockholders' approval of the merger and the merger agreement at the special stockholders' meeting on July 26, 2000. Therefore, it is likely that an escrow will be required because the period in which an appeal of the court's order approving the agreement with the receiver will not have expired prior to closing. See "The Merger -- Credit Bancorp Treasury Share Matter" and "The Merger
Agreement -- Escrow For Certain Shares of Centigram Treasury Stock."


11. WHO WILL OWN CENTIGRAM AFTER THE MERGER?

     After the merger, Centigram will be a wholly owned subsidiary of ADC Telecommunications, Inc., a Minnesota corporation.

12. SHOULD I SEND IN MY CENTIGRAM STOCK CERTIFICATES NOW?


     No. After the merger is completed, Wells Fargo Bank, as paying agent, will send you written instructions for exchanging your Centigram stock certificates.


13. WILL I OWE TAXES AS A RESULT OF THE MERGER?


     The cash you receive in the merger in exchange for your shares of Centigram common stock and any cash you may receive from exercising your appraisal rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Centigram common stock. If an escrow is established at the closing in connection with the Credit Bancorp treasury share matter, the contingent right to receive the escrowed amount may be taxable to its owner if the contingent right could be deemed to have a reasonably ascertainable market value. We recommend that you read the section entitled "The Merger Agreement -- Certain Federal Income Tax Consequences" in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.


14. WHO CAN HELP ANSWER MY QUESTIONS?

     If you have additional questions about the merger after reading this proxy statement, you should contact:

                                  Marcia Speece
                                  Centigram Communications Corporation
                                  91 East Tasman Drive
                                  San Jose, California 95134
                                  (408) 944-0250 (telephone)
                                  Email Address: marcia.speece@centigram.com

                               SUMMARY TERM SHEET

     This summary term sheet does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as APPENDIX A to this proxy statement. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

PROPOSED ACQUISITION

     - Stockholder Vote. You are being asked to vote to approve a merger transaction whereby Centigram Communications Corporation will be acquired by ADC Telecommunications, Inc.


     - Price for Your Stock. As a result of the merger, you will receive cash for each of your shares of Centigram common stock. ADC will pay cash for all Centigram shares outstanding as of the closing and will assume Centigram stock options outstanding as of the Closing for a total purchase price of approximately $200 million. The per share amount of cash will be determined as of the closing of the merger based on the number of outstanding Centigram shares and options on that date, and whether at the time of closing Centigram has recovered its 900,000 treasury shares held in brokerage accounts controlled by the court-appointed receiver for Credit Bancorp, Ltd. Based on the number of outstanding Centigram shares and stock options as of May 26, 2000, the purchase price will consist of approximately $163 million in cash to Centigram's stockholders, or approximately $26.38 per share, and approximately $36 million to be paid in ADC common stock through the conversion of Centigram stock options to ADC stock options. If at the time of the merger closing, the court's order approving Centigram's agreement with the Credit Bancorp receiver has been appealed or any applicable appeal period has not expired, or if Centigram has not fully recovered the 900,000 treasury shares, the per share amount paid to Centigram's stockholders will be calculated as if the 900,000 shares were outstanding, resulting in a cash payment of approximately $23.84 per share, and approximately $21.5 million ($23.84 per share multiplied by 900,000 shares) in cash will be placed in escrow until any appeal has been finally resolved, the appeal period has expired, or the treasury shares are fully recovered. If an escrow is established at the closing, any liability or expense incurred by ADC or Centigram following the closing in recovering the treasury shares or prosecuting any appeal will be reimbursed to ADC from the escrowed funds, except that only the amount in excess of $10 million paid under Centigram's agreement with the Credit Bancorp receiver (and not previously deducted from the merger consideration) will be reimbursed to ADC as long as the agreement with the Credit Bancorp receiver remains effective. The amount, if any, remaining in escrow after resolution of these treasury share matters will be paid to the former Centigram stockholders and the ADC stock options received upon conversion of Centigram stock options will be appropriately adjusted. See "The Merger -- Credit Bancorp Treasury Share Matter," "The Merger Agreement -- Conversion of Centigram Shares" and "The Merger Agreement -- Escrow For Certain Shares of Centigram Treasury Stock."


     - The Acquiror. ADC is a Minnesota corporation which provides network equipment, software and integration services for broadband, multiservice networks that deliver Internet/data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. Poundstone Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of ADC, formed for the purpose of acquiring Centigram. See "The Parties to the Merger."

REASONS FOR THE MERGER

     The merger presents an opportunity for Centigram stockholders to realize a significant premium over recent market prices for their shares. In addition, the merger allows Centigram an opportunity to better compete in the enhanced telecommunications and call management services markets. See "The Merger -- Background of the Merger" and "The Merger -- Reasons for the Merger."

CENTIGRAM STOCK PRICE

     Shares of Centigram are quoted on the Nasdaq National Market System under the symbol "CGRM". On June 8, 2000, which was the last trading day before we announced the merger, Centigram common stock closed at $22.00 per share. The average closing price of Centigram common stock for the 20 trading days immediately preceding the announcement of the merger was $18.95 per share. See "Market Price for Centigram Common Stock."

UNANIMOUS BOARD RECOMMENDATION

     Centigram's Board of Directors has unanimously approved the merger and recommends that Centigram stockholders vote to adopt the merger agreement and approve the merger.

FAIRNESS OPINION

     First Analysis Securities Corporation has delivered to the Centigram Board of Directors its opinion, dated June 9, 2000, that merger consideration of at least $23.84 in cash per share is fair to the holders of Centigram common stock from a financial point of view. See "Opinion of First Analysis Securities Corporation."

THE SPECIAL MEETING OF STOCKHOLDERS


     - Place, Date and Time. The special meeting will be held at the offices of Centigram, 91 East Tasman Drive, San Jose, California 95134, at 9:00 a.m., local time, on July 26, 2000.


     - What Vote is Required for Approval of the Merger. The merger requires the approval of the holders of a majority of the outstanding shares of Centigram common stock. The failure to vote has the same effect as a vote against the merger.


     - Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Centigram common stock you own of record as of June 26, 2000, which is the record date for the special meeting. If you own shares which are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on June 26, 2000, there were 6,187,286 shares of Centigram common stock outstanding (excluding the 900,000 treasury shares held in brokerage accounts controlled by the Credit Bancorp receiver), held by approximately 322 stockholders of record.


     - Procedure for Voting. You can vote your shares by attending the special meeting and voting in person or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Assistant Secretary of Centigram in writing, deliver a later dated proxy, before your common stock has been voted at the special meeting, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. See "The Special Meeting of Centigram Stockholders -- Voting by Proxy."

APPRAISAL RIGHTS

     Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount received by a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount the dissenting stockholder would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to Centigram at or before the special meeting and you must not vote in favor of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "You Have Appraisal Rights in the Merger."

FEDERAL INCOME TAX CONSEQUENCES

     The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Centigram common stock generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Centigram common stock. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU. See "The Merger Agreement -- Certain Federal Income Tax Consequences."

WHEN THE MERGER WILL BE COMPLETED


     We are working to complete the merger as soon as possible. We anticipate completing the merger on July 26, 2000 following the special meeting, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See "The Merger
Agreement -- When the Merger Will be Completed."


CONDITIONS TO COMPLETING THE MERGER

     The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the merger agreement, these conditions, unless waived, include:

     - approval of the merger and the merger agreement by Centigram's stockholders;

     - no action or proceeding having been instituted by any governmental entity seeking to prevent consummation of the merger, and the receipt of required governmental approvals;

     - holders of no more than 5% of Centigram's outstanding shares of common stock having exercised appraisal rights;

     - the resignation of certain directors and officers of Centigram;

     - the absence of a material adverse change in Centigram's business from the date of the merger agreement to the effective date of the merger;

     - four specified Centigram employees having signed employment agreements with ADC and not having indicated any intention not to comply with the terms of those agreements; and

     - twelve of fifteen specified employees having agreed to waive certain change of control benefits in their respective employment or change of control agreements.

     See "The Merger Agreement -- Conditions to Closing."

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
INTERESTS

     Some of Centigram's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Centigram. Centigram's Board of Directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

     - severance packages and change of control benefits to certain of the executive officers who will not continue as employees of ADC or Centigram;

     - change of control benefits, including the partial accelerated vesting of options to certain of the directors and to certain of the executive officers who will continue as employees of ADC or Centigram;

     - some of the executive officers will continue as employees of ADC or Centigram, in some cases pursuant to written employment agreements; and

     - provisions in the merger agreement regarding directors' and officers' indemnification and insurance.

     See "The Merger Agreement -- Interests of Centigram's Directors and Officers in the Merger that Differ from Your Interests."

THE MERGER


     - Procedure for Receiving Merger Consideration. ADC has appointed Wells Fargo Bank Minnesota, N.A. (formerly Norwest Bank Minnesota, N.A.), as paying agent, to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. If the escrow established under the merger agreement is funded at the closing and there are funds remaining in the escrow when it is terminated in connection with resolution of the Credit Bancorp treasury share matter, Wells Fargo Bank, as the escrow agent, will send you an additional cash payment without any further requirement on your part. The right to receive the additional cash payment is personal to each holder of Centigram common stock and may not be transferred. See and "The Merger -- Credit Bancorp Treasury Share Matter" and "The Merger Agreement -- Payment for Centigram Shares."


     - Terminating the Merger Agreement. Centigram and ADC can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Centigram have approved it. Also, under certain circumstances either Centigram or ADC can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Centigram have approved the merger agreement. See "The Merger Agreement -- Termination."

     - Fees and Expenses. Generally, whether or not the merger is consummated, Centigram and ADC are each responsible for their respective expenses incurred in connection with the merger. Centigram, however, is required to reimburse ADC for all reasonable out-of-pocket fees and expenses, not to exceed $500,000, incurred by ADC in connection with the merger agreement, if the merger agreement is terminated under certain circumstances. Centigram is also required to pay a termination fee of $6.4 million if the merger agreement is terminated under certain circumstances. ADC, however, is also required to reimburse Centigram for reasonable out-of-pocket fees and expenses, not to exceed $500,000, incurred by Centigram in connection with the merger agreement, if the merger agreement is terminated due to ADC breaching, subject to materiality thresholds and cure periods, any of its representations, warranties, covenants or agreements contained in the merger agreement. See "The Merger Agreement -- Fees and Expenses."

CONTACT INFORMATION

     If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

                                  Marcia Speece
                                  Centigram Communications Corporation
                                  91 East Tasman Drive
                                  San Jose, California 95134
                                  (408) 944-0250 (telephone)
                                  Email Address: marcia.speece@centigram.com

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This proxy statement (and the documents to which we refer you in this proxy statement) contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of ADC and Centigram as well as certain information relating to the merger. There are forward-looking statements throughout this proxy statement, including under the headings "Summary Term Sheet," "Questions and Answers About the Merger," "The Merger" and "Fairness Opinion of First Analysis Securities Corporation," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Centigram claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Centigram and ADC. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation to update any forward-looking statements to reflect future events or developments occurring after the date on which any of those statements is made.

     In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

     - financial performance of each of ADC and Centigram through completion of the merger;

     - events arising in connection with the Credit Bancorp treasury share matter;

     - changes in the economic conditions in the markets served by us;

     - changes and/or delays in technology, product development plans and schedules;

     - customer acceptance of new products;

     - risk of foreign operations and markets;

     - the timing of, and regulatory and other conditions associated with, the completion of the merger;

     - intensified competitive pressures in the markets in which we compete;

     - the loss of key employees;

     - difficulty in obtaining supplies; and

     - general economic conditions.

                           THE PARTIES TO THE MERGER

     CENTIGRAM COMMUNICATIONS CORPORATION. Centigram is a Delaware corporation that designs, manufactures and markets unified communications, messaging, Internet- and WAP-enabled call management services to wireless, wireline and Internet service providers. Centigram's applications operate on common hardware and software platforms based on industry-standard hardware and software, which is Centigram's implementation of its Modular Expandable System Architecture
(MESA). Centigram's system architecture enables a user generally to expand the capacity of a system in cost-effective increments from the company's smallest to its largest system configuration. Centigram's systems can be integrated with wireline and wireless switches, paging systems and IP gateways. Such systems are used for switching telephone calls and integrating voice and data messaging in a variety of service provider environments. In addition, Centigram systems located at different sites can be linked together in a digital network. Centigram common stock is quoted on the Nasdaq National Market System under the symbol "CGRM." Centigram's principal executive offices are located at 91 East Tasman Drive, San Jose, California 95134, and its telephone number is (408) 944-0250.


     ADC TELECOMMUNICATIONS, INC. ADC is a Minnesota corporation that offers a broad range of network equipment, software and integration services for broadband, multiservice networks that deliver Internet, data, video and voice communications over telephone, cable television, Internet, broadcast, wireless and enterprise networks. ADC's broadband, multiservice network solutions enable local access, high-speed transmission and software management of communications services from service providers to consumers and businesses over fiber-optic, copper, coaxial and wireless media. Telephone companies, cable television operators, Internet/data service providers, wireless service providers and other communications service providers are building the broadband infrastructure required to offer high-speed Internet access and data, video, telephony and other interactive multimedia services to residential and business customers. Broader network bandwidths are continually required for these services, and ADC's product offerings and development efforts are focused on increasing the speed and efficiency of communications networks from the service providers' offices through the network equipment that connects to end users' residences and businesses. ADC common stock is quoted on the Nasdaq National Market System under the symbol "ADCT." ADC's principal offices are located at 12501 Whitewater Drive, Minnetonka, Minnesota 55343, and its telephone number is (952) 938-8080.


     POUNDSTONE ACQUISITION CORP. Poundstone is a Delaware corporation and wholly owned subsidiary of ADC formed solely for the purpose of engaging in the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Poundstone will be merged with and into Centigram, with Centigram being the surviving corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     Centigram and ADC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Centigram or ADC files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Centigram's and ADC's public filings are also available to the public from document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

                 THE SPECIAL MEETING OF CENTIGRAM STOCKHOLDERS

PLACE, DATE, TIME AND PURPOSE


     The special meeting will be held at the offices of Centigram, 91 East Tasman Drive, San Jose, California 95134, on July 26, 2000 at 9:00 a.m., local time. The purpose of the special meeting is to consider and vote on the proposal to approve and adopt the merger agreement.


     THE CENTIGRAM BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CENTIGRAM AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT CENTIGRAM STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

WHO CAN VOTE AT THE SPECIAL MEETING


     The holders of record of Centigram common stock as of the close of business on June 26, 2000, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were 6,187,286 shares of Centigram common stock outstanding held by approximately 322 stockholders of record.


ATTENDING THE MEETING

     If you are a beneficial owner of Centigram common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Centigram common stock held in street name in person at the meeting, you will have to obtain a written proxy or authorization in your name from the broker, bank or other nominee who holds your shares.

VOTE REQUIRED

     The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" the merger. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Your broker or nominee does not have the right to vote your shares of Centigram common stock without your instruction. It is important that you instruct your broker or nominee on how to vote your shares of Centigram common stock for your shares to be represented at the special meeting.

     The holders of a majority of the outstanding shares of Centigram common stock as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

VOTING BY PROXY

     This proxy statement is being sent to you on behalf of the Board of Directors of Centigram for the purpose of requesting that you allow your shares of Centigram common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Centigram common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Centigram's Board of Directors. The Board recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. However, no proxy voted against the proposal to approve the merger will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger. Centigram does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Assistant Secretary of Centigram in writing, deliver a later dated proxy before your common stock has been voted at the special meeting or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

     If your Centigram common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

     Centigram will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Centigram may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Centigram will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Centigram has engaged Georgeson & Co., Inc. to assist in the solicitation of proxies for the meeting and will pay Georgeson a fee of approximately $7,500.

                                   THE MERGER


     The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, as amended, which is attached to this proxy statement as APPENDIX A. You should read the entire merger agreement carefully.


BACKGROUND OF THE MERGER

     As part of its ongoing business planning process, Centigram's Board of Directors and senior management regularly have considered strategic alternatives in light of existing conditions and developments in the enhanced messaging and communications services industry. In connection with this ongoing process, Centigram's senior management concluded in early 1998 that the company should explore the feasibility of a combination with another company engaged in Centigram's industry while continuing to execute its business plan. The principal reasons for this conclusion were management's view that the greater resources and broader product lines of Centigram's principal competitors were increasingly placing Centigram at a competitive disadvantage, and management's belief that becoming part of a larger organization would enable Centigram to compete more effectively with these companies. Management had considered developing one or more major strategic alliances with customers and/or suppliers as alternatives to a merger or acquisition transaction, but ultimately concluded that having the market presence that comes with greater size was becoming a critical success factor in Centigram's markets, and that obtaining greater market share and a larger presence in the industry was difficult at Centigram's current size.

     In early 1998, the Centigram Board of Directors approved the streamlining of Centigram's business into its core competency of selling enhanced messaging and communications services products to service providers rather than to end-users. To that end, in May 1998 Centigram disposed of its customer premises equipment (or "CPE") business of selling equipment directly to end-users and distributors. In June 1998, Centigram acquired The Telephone Connection, Inc., a company engaged in sales of enhanced services products. These efforts better positioned Centigram to consider a strategic transaction like an acquisition of one or more other companies or a merger with a larger company. Centigram remained receptive to opportunities for strategic transactions, and in the fall of 1998 engaged in discussions with a major computer equipment and networking products manufacturer about a potential acquisition of Centigram by that company. The company ultimately terminated discussions with Centigram and consummated an acquisition of another company in Centigram's industry.

     In early 1999, Centigram explored the possibility of acquiring one or more companies in its industry that were its size or smaller, in an effort to consolidate a number of smaller industry participants into a single entity that would better be able to compete with the dominant industry players. Centigram management identified only one candidate that it considered to be a potentially attractive acquisition candidate. In early 1999, representatives of Centigram approached representatives of this company to inquire if the company would be interested in discussing a potential business combination with Centigram. However, discussions with this company never reached the point of negotiating a transaction because the company entered into an agreement to be acquired by another company -- one considerably larger than Centigram.

     In mid-1999, Centigram was approached by another company in its industry that it had not previously considered to be a potentially attractive acquisition candidate, inquiring if Centigram might be interested in acquiring that company. Again, before acquisition negotiations could begin, this company entered into an agreement to be acquired by a larger company.

     Centigram remained attuned to opportunities to acquire other companies, but no such opportunities presented themselves for the remainder of 1999. As a result, Centigram management considered further the possibility of achieving its goals of increased size, market presence and market share by becoming part of a larger entity. In mid-1999, Centigram approached a major networking products company that senior management believed would make a good merger partner for Centigram to explore the possibility of entering into a merger or similar strategic transaction. Management viewed this company as a good potential merger partner for Centigram because, while it was a very large company with a significant market presence, it did not have a product line comparable to Centigram's, and that Centigram would therefore present to this company an opportunity to integrate vertically its product line while allowing Centigram to expand significantly the breadth of its product offering and achieve significant name brand recognition. After preliminary discussions, this prospective acquiror informed Centigram in mid-1999 that it had determined not to vertically integrate its product line further by acquiring Centigram, and discussions with this company terminated.

     At its year-end meeting on December 6, 1999, the Centigram Board of Directors considered the company's efforts to grow through acquisition and the strategic direction of the company. Senior management advised the Board that there were no companies remaining in Centigram's industry that senior management considered to be attractive acquisition candidates. Based on the absence of attractive acquisition candidates, the Board concurred in senior management's recommendation that Centigram focus its efforts on strategic alternatives with an entity larger than Centigram.

     After considering a list of candidates that senior management thought would be likely to be interested in a strategic transaction with Centigram, management narrowed the list to the twenty-one companies in its industry that management believed to be the best prospective candidates. Management made this determination based on a variety of factors, generally seeking companies with substantial size and market presence, and reputable management and product lines. In December 1999, Centigram sent to contacts at each of the twenty-one companies it had identified a letter summarizing Centigram's results for the preceding fiscal year and soliciting the recipient's interest in exploring strategic initiatives with Centigram.

     Also in December 1999, members of Centigram's senior management met with representatives of First Analysis Securities Corporation to discuss Centigram's strategic alternatives. Centigram did not at that time formally engage First Analysis to represent Centigram, but rather invited First Analysis representatives to communicate with a major participant in Centigram's industry with which First Analysis had direct contacts. The purpose of this communication was to determine if this company would be interested in discussing a possible business combination with Centigram. Centigram's senior management contacted First Analysis because of that firm's history of working with Centigram over the past several years. Centigram had engaged First Analysis in 1997 to provide advisory services in connection with the sale of Centigram's CPE business, and in 1998 also engaged First Analysis to provide additional advisory services related to the acquisition of The Telephone Connection, Inc. First Analysis initiated research coverage of Centigram in 1995, and Centigram's senior management considered First Analysis to have a thorough knowledge of Centigram's industry and Centigram's business in particular.

     In late 1999 and early 2000, First Analysis had several communications with the potential merger partner that Centigram management had identified. Representatives of First Analysis discussed with this company the prospect of acquiring Centigram through a merger or otherwise. In January 2000, this company informed First Analysis that it had decided not to pursue further discussions concerning a strategic transaction with Centigram.

     In November 1999, as Centigram was determining to pursue a possible merger transaction with a larger company, the Securities and Exchange Commission commenced a legal action in the United States District Court for the Southern District of New York against Credit Bancorp, Ltd., an entity with which Centigram had entered into a credit facility and deposited 900,000 shares of its treasury stock. In December 1999, Centigram terminated its credit facility with Credit Bancorp and demanded the return of the 900,000 treasury shares. However, the district court had already frozen assets in Credit Bancorp's possession or control and the 900,000 treasury shares were not returned at that time. The receiver appointed by the court confirmed that the treasury shares remained in Credit Bancorp brokerage accounts and had not been sold. The circumstances of the Credit Bancorp treasury share matter are discussed in greater detail in this proxy statement under the heading "The Merger Credit Bancorp Treasury Share Matter."

     Centigram realized that it would be preferable to obtain the return of the 900,000 treasury shares held by Credit Bancorp and to resolve its claims against Credit Bancorp, if possible, before proceeding with a merger transaction. At the same time, Centigram realized that it should continue to pursue, or at least be open to the prospect of, a strategic transaction like a merger with a larger company if one could be obtained on favorable terms, even if the Credit Bancorp treasury matter remained unresolved. In late 1999, Centigram engaged legal counsel and began the process of resolving the issues affecting Centigram in connection with the Credit Bancorp treasury share matter, in particular to obtain the return of the 900,000 treasury shares.

     In early 2000, Centigram's senior management continued to communicate with First Analysis to determine if that firm's contacts might yield a potential merger partner that had not already been identified, or to enhance Centigram's probability of success with one of the companies management had already identified. Centigram had received limited responses to its December 1999 letter and followed up on those responses, but no substantive discussions regarding a potential acquisition of the Company resulted.

     In February 2000, David Russell, Director of Business Development of ADC, contacted Tom Brunton, Centigram's Chief Financial Officer, to inquire whether Centigram would be receptive to discussing an acquisition transaction with ADC. ADC was not one of the twenty-one companies that received Centigram's December 1999 letter because ADC's business was at the time more focused on providing broadband networking components than enhanced telecommunications services. Mr. Brunton asked Janine Roth, Centigram's Senior Vice President of Marketing and Business Development, to follow up on this contact. Mr. Russell informed Ms. Roth that ADC had identified Centigram as a potential acquisition candidate to enable ADC to obtain a significant presence in Centigram's industry and broaden its product line. Mr. Russell did not discuss a transaction structure or value, but instead proposed a meeting between representatives of Centigram and representatives of ADC so that the parties could discuss the strategic direction of the two companies and whether or not a business combination made sense.

     Ms. Roth communicated ADC's expression of interest to Bob Puette, Centigram's CEO. Mr. Puette and Ms. Roth concurred that a preliminary meeting between the parties would be appropriate. Mr. Puette and Ms. Roth contacted Mr. Russell and scheduled an in-person meeting between representatives of Centigram and ADC for March 2, 2000.

     On March 2, 2000, representatives of ADC and Centigram met in San Jose. The representatives discussed their respective products and strategies and explored possibilities for operating as a combined company. They also discussed conceptually how the companies might combine, ADC expressing a preference for a stock-for-stock transaction if the transaction could be accounted for under the "pooling of interests" method. Upon further investigation, the parties determined that the transaction would not be able to qualify for pooling of interests treatment, which made a stock transaction less appealing to ADC.

     Shortly after the March 2 meeting, Mr. Russell advised Centigram that ADC was interested in proceeding further toward an acquisition transaction with Centigram. Mr. Russell asked Centigram to make some of its representatives available to meet with ADC for a series of days, and to put together key documents and information regarding Centigram for their review during this period. After considering the information disclosed by ADC at the March 2 meeting and information obtained about ADC from third-party sources, Centigram management had concluded that ADC had the resources to enable Centigram to meet the competitive pressures in its industry, and that proceeding with discussions with ADC toward a strategic transaction would be worthwhile. In response to ADC's request, Centigram agreed to a series of meetings and to make documents regarding Centigram and Centigram personnel available to ADC in San Jose from March 14 through March 16, 2000.

     On March 9, 2000, Mr. Russell contacted Mr. Puette with a preliminary indication of the terms on which ADC would acquire Centigram. ADC proposed a base purchase price of $214 million in cash for all of the outstanding shares of Centigram common stock and for ADC's assumption of all of the outstanding Centigram options, with those options being converted into ADC options upon completion of the acquisition. The price offered by ADC assumed the resolution of the Credit Bancorp treasury share matter and the return of the Centigram treasury shares held by Credit Bancorp at no cost to Centigram, and was subject to ADC's due diligence. Taking into account all of the outstanding options, this represented a purchase price of approximately $28.50 for each outstanding share of Centigram common stock. Mr. Russell indicated that the consideration would be payable in cash rather than shares of ADC stock, this transaction structure being largely due to the inability of the parties to structure a stock-for-stock transaction in a manner that would qualify for pooling-of-interests accounting treatment.

     In responding to ADC's offer, Mr. Puette and Mr. Brunton proposed that Centigram be permitted to settle the Credit Bancorp treasury share matter for an agreed-upon amount without reducing the purchase price. After discussions, the parties agreed that, if the Credit Bancorp treasury share matter could be finally resolved before closing, Centigram could pay up to $10 million to settle it without reducing the purchase price, and beyond that amount payments to settle Credit Bancorp would reduce the purchase price dollar-for-dollar.

     During this period, Mr. Puette communicated to the Centigram Board of Directors the latest developments with respect to ADC and the preliminary terms of its offer. The Board determined that the preliminary terms suggested by ADC represented a potentially attractive offer for Centigram, in part because the price offered represented a significant premium over recent trading prices of Centigram stock. The price offered by ADC represented an 18.75% premium over the closing price of Centigram stock on the Nasdaq Stock Market on March 8, 2000, the day before the offer, and represented an even greater premium over the price at which Centigram stock had traded for a period of months before a recent jump in Centigram's share price in March 2000. For example, the offered price represented an 80% premium over the $15.75 closing price of Centigram stock on February 9, 2000, one month prior to ADC's offer. The Board also noted Centigram senior management's view that ADC was a company with the size and resources to enable Centigram to compete more effectively in its industry.

     From March 14 through March 16, 2000, representatives of ADC conducted a due diligence investigation of Centigram in San Jose. ADC reviewed documents and information regarding Centigram and met with Centigram representatives. On March 20, Mr. Russell contacted Mr. Puette to indicate ADC's general satisfaction with the due diligence investigation of Centigram. Mr. Russell and Mr. Puette discussed a number of issues raised in the ADC due diligence that could affect the terms of the merger agreement and the price being offered by ADC. In particular, Mr. Russell advised that an amendment to Centigram's license agreement with Lucent Technologies, Inc. would be necessary to effect the merger, that ADC would not expect to bear the costs associated with the amendment, and that any such costs would be treated as a reduction of the purchase price being offered by ADC.

     Following the meetings in San Jose, ADC worked with its outside counsel to prepare a draft merger agreement reflecting the purchase offer that ADC had communicated to Centigram and ADC's further due diligence investigation of Centigram. ADC's counsel provided this draft merger agreement to Centigram on March 22, 2000. The draft reflected the terms that Mr. Russell had previously outlined to Mr. Puette, but also included a purchase price adjustment based on the cost of resolution of the Credit Bancorp treasury share matter, reducing the purchase price dollar-for-dollar to the extent Centigram paid more than $10 million to settle the Credit Bancorp treasury share matter, and an escrow arrangement if the matter remained unresolved as of the closing of the acquisition. ADC also required a purchase price reduction in the amount of any costs incurred by Centigram related to an amendment to Centigram's license agreement with Lucent Technologies to facilitate the acquisition. The terms of the offer were communicated to the Centigram Board, which acknowledged that the price being offered to Centigram's stockholders would be less than $28.50 per share, depending on the cost of resolution of the Credit Bancorp treasury share matter, whether the Credit Bancorp treasury share matter could be resolved prior to closing, and the cost to Centigram of amending its license agreement with Lucent, which would be required for the ADC merger. The Board determined that, notwithstanding these uncertainties, the ADC offer could remain an attractive one, and therefore authorized management to continue working with ADC to negotiate the price and terms of the transaction while attempting to amend the Lucent license, settle the Credit Bancorp treasury share matter and obtain the return of the 900,000 treasury shares held in accounts controlled by the Credit Bancorp receiver.

     Throughout April and May of 2000, Centigram worked toward resolving the Credit Bancorp treasury share matter and amending the Lucent license. To continue to advance the ADC transaction, Centigram also worked with outside legal counsel to address issues associated with the draft merger agreement proposed by ADC and continued to negotiate the economic terms of the transaction. Centigram also continued to pursue a potential strategic partnership with a third party that had previously expressed a desire only to create a contractual partnering arrangement with Centigram but not to acquire Centigram.

     In April and May of 2000, Centigram interviewed prospective investment bankers to render an opinion as to the fairness of the consideration proposed by ADC to the Centigram stockholders, from a financial point of view. Based in part on its knowledge of Centigram's business and industry, Centigram ultimately engaged First Analysis to provide that opinion.

     On May 15, 2000, the Centigram Board of Directors held its regular quarterly meeting. At that meeting, representatives of Sutherland Asbill & Brennan LLP, Centigram's outside legal counsel, gave status reports on the Credit Bancorp treasury share matter, including negotiations with the receiver for the return of the deposited treasury shares, and the Lucent negotiations. Legal counsel also advised the Board of Directors as to the directors' fiduciary duties in connection with the proposed sale of the company and discussed the legal issues associated with the draft merger agreement received from ADC.

     On May 24, 2000, the Centigram Board of Directors met to discuss the status of the ADC transaction and to discuss with First Analysis the methodologies it proposed to use to value Centigram and the preliminary results of its valuation analyses. Representatives of First Analysis discussed with the Centigram Board their approach to valuing Centigram as a preliminary step in rendering their opinion as to whether the ADC offer was fair, from a financial point of view, to the stockholders of Centigram. The First Analysis representatives explained the methodologies involved and the Board of Directors provided guidance as to areas in which the Board would want additional detail or amplification when First Analysis made its presentation to the Board as to the fairness of the consideration proposed. The preliminary analyses prepared by First Analysis indicated that the consideration proposed by ADC was likely to be within a range of values that First Analysis would determine to be fair to the Centigram stockholders from a financial point of view.

     On May 25, 2000, representatives of Centigram and Lucent finalized the terms of an amendment to the Centigram-Lucent license agreement that would permit Centigram to complete an acquisition transaction with ADC. The amendments negotiated by Centigram were intended to facilitate the ADC transaction or, should the ADC transaction not be consummated, another transaction involving the acquisition of Centigram by a third party.

     On May 26, 2000, representatives of Centigram and ADC, with their respective attorneys, began the process of negotiating the terms of the merger agreement proposed by ADC. These negotiations continued from time to time throughout the remainder of May and into early June 2000.

     On June 7, 2000, Centigram and the receiver for Credit Bancorp reached an agreement providing for the return of the 900,000 treasury shares deposited by Centigram with Credit Bancorp. The agreement provides for the receiver to use reasonable commercial efforts to return the treasury shares, which are held in brokerage accounts in the name of Credit Bancorp, in exchange for a cash payment of approximately $12.1 million, payable as the shares are ready to be delivered. Centigram also agreed to release Credit Bancorp and the receiver from any claim that Centigram may have against Credit Bancorp relating to the deposit of the treasury shares, including any claim to future distributions to customers from the receivership estate. The receiver, on behalf of Credit Bancorp, agreed to release Centigram from any further claim for contribution or liability to the receivership estate or claim to ownership of Centigram's deposited treasury shares. The court supervising the Credit Bancorp receivership approved the agreement on June 14, 2000.

     On June 7 and 8, 2000, Centigram and ADC and their attorneys continued to negotiate the terms of the merger agreement based on the resolution of the Lucent and Credit Bancorp treasury share matters. The economic terms of the proposed agreement permitted Centigram to settle the Credit Bancorp treasury share matter for up to $10 million without reducing the purchase price, provided that the settlement agreement was made prior to the merger closing and was not subsequently overturned. Based on the $12.1 million settlement agreement entered into with the receiver on June 7, this would have the effect of reducing the purchase price by $2.1 million. The parties also agreed that, based on the costs incurred and anticipated to be incurred by Centigram related to the amendment of the Lucent license, the base purchase price would be reduced by an additional $13.2 million. Giving effect to the Lucent amendment, the merger agreement reflected a base purchase price of $200.8 million, with any further reduction being dependent on the consummation of the agreement with the Credit Bancorp receiver.

     On the evening of June 8, 2000, the Centigram Board of Directors met to consider the proposed final terms of the acquisition of Centigram by ADC, and to receive a presentation from First Analysis as to the fairness of the purchase price to be paid by ADC, from a financial point of view, to Centigram's stockholders. First Analysis presented an overview of the financial terms of the transaction. Giving effect to the reductions in the base purchase price originally offered by ADC resulting from the Lucent amendment and the resolution of the Credit Bancorp treasury share matter, First Analysis noted that, based on the number of outstanding Centigram shares and stock options as of May 26, 2000, Centigram had computed the purchase price to be $26.38 for each Centigram share. First Analysis also noted that, if the resolution of the Credit Bancorp treasury share matter is not final as of the closing, Centigram had computed the purchase price to be $23.84 per share, with the Centigram stockholders having the right to receive the amount, if any, distributed out of the escrow established pursuant to the merger agreement after consummation of the agreement with the Credit Bancorp receiver.

     The Board of Directors noted that the price being offered by ADC was, at $23.84 per share, 8.4% above the $22.00 closing price of Centigram stock on June 8, 2000, and at $26.38 per share, 19.9% above that price. However, the Board noted that Centigram stock had experienced a substantial increase in price over the last several trading days, and that the price offered by ADC represented a more substantial premium when compared to the market price of Centigram stock prior to the recent increase. For example, the price being offered by ADC was, at $23.84 per share, 53.8% above the $15.50 closing price of Centigram stock on May 8, 2000, one month prior to the Board's meeting, and at $26.38 per share, 70.2% above that price; and when compared with the $18.95 average closing price of Centigram common stock for the 20 trading days immediately prior to the announcement of the merger, represented a premium of 25.8% at $23.84 per share and 39.2% at $26.38 per share.

     First Analysis presented to the Board of Directors the other valuation methodologies it had considered in performing its analysis of the fairness of the price offered by ADC. The Board members questioned First Analysis as to several aspects of its analyses. The analyses performed by First Analysis are summarized in greater detail elsewhere in this proxy statement under the heading "Fairness Opinion of First Analysis Securities Corporation." At the conclusion of its presentation to the Centigram Board on June 8, 2000, First Analysis rendered its verbal opinion that the consideration being offered by ADC was fair, from a financial point of view, to the Centigram stockholders.

     Following the presentation by First Analysis, attorneys from Sutherland Asbill & Brennan LLP summarized the terms of the latest draft merger agreement and responded to questions from the Board. The Board noted, among other things, that the merger agreement would prevent Centigram from seeking other buyers, although an unsolicited offer could be entertained in certain circumstances. The Board considered Centigram management's prior efforts to market the company and the flexibility under the merger agreement to consider unsolicited acquisition proposals arising after the announcement of the ADC transaction if they are deemed superior to the ADC offer in determining that the provisions in the merger agreement prohibiting Centigram from soliciting other buyers were not unreasonable in light of the substantial benefits that would accrue to the Centigram stockholders as a result of the consummation of the ADC transaction. The Board noted that if a competing offer came to light after announcement of the ADC transaction, and Centigram wished to pursue that offer, the company had some flexibility to do so but would be required to pay to ADC a termination fee of $6.4 million plus reimburse ADC's transaction expenses up to $500,000.


     Following further discussion, the Board of Directors, based on the totality of information presented and the consideration given by the Board at all of the meetings pertaining to the proposed merger, determined that the proposed merger was advisable, fair and in the best interests of the Centigram stockholders, approved the merger with ADC on the terms set forth in the merger agreement, and approved the submission of the merger agreement and the merger to the Centigram stockholders for their approval. Early in the morning of Friday, June 9, 2000, all open business items were resolved between Centigram and ADC and the parties signed the merger agreement.



     On June 29, 2000, the parties amended the merger agreement. The amendment confirms the parties' intent that only the amount in excess of $10 million paid to settle the Credit Bancorp treasury share matter, plus related pre-closing out-of-pocket expenses in excess of $500,000 incurred by Centigram and all related post-closing out-of-pocket expenses, would reduce the merger purchase price, even if the Credit Bancorp treasury share matter is not fully resolved as of the closing, so long as the recovery is made under the terms of the settlement agreement with the Credit Bancorp receiver. Centigram does not expect pre-closing out-of-pocket expenses related to this matter to exceed $500,000.


REASONS FOR THE MERGER

     Centigram's Board has determined by unanimous vote that the merger is in the best interests of Centigram's stockholders. ACCORDINGLY, CENTIGRAM'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CENTIGRAM'S STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In reaching its determination to approve the merger agreement, the Board considered a number of matters affecting the strategic alternatives available to Centigram, including the matters described above in "The Merger -- Background of the Merger" and the following factors:

     - the price being offered by ADC which, when compared with the $18.95 average closing price of Centigram common stock for the 20 trading days immediately prior to the announcement of the merger, represented a premium of 25.8% at a $23.84 per share purchase price and 39.2% at a $26.38 per share purchase price;

     - the results of an examination of strategic alternatives, including remaining independent, growing through acquisition or growing by combining with a larger company like ADC, and the determination that a merger with ADC, a large company with an excellent reputation and substantial resources, would better enable Centigram to compete with the small number of companies that, largely because of their size and market power, continue to dominate Centigram's industry and inhibit Centigram's opportunities for growth.

     - the determination that the size and resources of its larger competitors have made it increasingly difficult for Centigram to compete in its industry at its current size;

     - the determination that ADC would enable Centigram to increase its desired size and market presence because ADC is a broader based company, both on a products and geographic basis;

     - ADC's excellent business reputation and its ability to continue to provide Centigram's customers with premium quality and service, and to provide Centigram's employees with excellent career opportunities;

     - the presentation given by First Analysis Securities Corporation to the Centigram Board, including the oral opinion of First Analysis to the Board that, based upon and subject to the matters discussed in its presentation to the Board, the merger consideration is fair from a financial point of view to the holders of Centigram common stock as of the date of the opinion;

     - the terms of the merger agreement, including the parties' representations, warranties, covenants and conditions; and

     - the potential impact of the merger on customers, employees and other constituencies of Centigram.

     This discussion of the information and factors considered by the Centigram Board of Directors is not intended to be exhaustive, but identifies material factors considered by the Board. In view of the wide variety of factors considered in connection with the evaluation and determination to approve and recommend the merger agreement with ADC, the Centigram Board of Directors found it impracticable and did not quantify or otherwise attempt to assign any relative or specific weights to the factors considered, and individual directors may have weighted factors differently.

CREDIT BANCORP TREASURY SHARE MATTER

     In August 1999, Centigram entered into a credit facility with Credit Bancorp, Ltd. Pursuant to the credit facility, Centigram deposited 900,000 shares of its treasury stock with Credit Bancorp to serve as security if Centigram borrowed funds under the credit facility. Credit Bancorp agreed that Centigram's treasury shares were to be placed in a trust account and were not to be sold, pledged, margined or otherwise transferred. Contrary to the express terms of the credit facility, Credit Bancorp placed Centigram's treasury shares in margin accounts and borrowed against these shares. Centigram did not borrow any funds under the Credit Bancorp credit facility.

     In November 1999, the Securities and Exchange Commission commenced a civil action against Credit Bancorp and certain entities and individuals affiliated with it, alleging numerous violations of the federal securities laws relating to Credit Bancorp's "insured credit facility program." The SEC alleges that the Credit Bancorp defendants induced customers to place restricted securities in trust accounts with Credit Bancorp, which securities Credit Bancorp improperly sold or used to obtain margin loans and converted the proceeds. The Credit Bancorp credit facility entered into by Centigram is similar to the "insured credit facility" described in the SEC complaint and the SEC recognizes Centigram as a customer of Credit Bancorp. In December 1999, Centigram terminated the Credit Bancorp credit facility pursuant to its terms and demanded the return of the treasury shares. In connection with its action against the Credit Bancorp defendants, the SEC subpoenaed Centigram to produce all documents relating to its Credit Bancorp credit facility. Centigram cooperated fully with the SEC.

     Upon the request of the SEC, the United States District Court for the Southern District of New York issued a temporary restraining order against the Credit Bancorp defendants prohibiting any further violation of the federal securities laws. The court also froze the assets owned by, controlled by or in the name of the Credit Bancorp defendants, including Centigram's treasury shares. In January 2000, the court appointed a receiver to take control of the funds, assets and property owned by, controlled by or in the name of Credit Bancorp and to take any action necessary and appropriate to preserve and prevent the dissipation of those funds, assets and properties. The receiver reported to Centigram that none of the 900,000 treasury shares had been sold by Credit Bancorp and that all of Centigram's treasury shares remain in brokerage accounts in the name of Credit Bancorp. Under the court's order, the receiver may not sell any securities deposited by Credit Bancorp customers, including Centigram's treasury shares, without the approval of the Court after notice to all Credit Bancorp customers.

     In the second quarter of fiscal year 2000, Centigram intervened in the SEC civil action against the Credit Bancorp defendants and requested the court to lift the freeze order and direct the receiver to return the deposited Centigram shares. The SEC and the receiver took the position that Centigram's shares are the property of the receivership estate, which Centigram vigorously disputed. The court denied Centigram's request for the return of the shares, but granted Centigram leave to renew its motion upon a change in circumstances. The court did not, however, rule on the merits of the ownership issue.


     On May 25, 2000, the SEC filed with the court a Plan of Partial Distribution. If approved by the court, the Plan would authorize the receiver to make a partial distribution of available assets to all Credit Bancorp customers, after payment of administrative expenses, taxes and margin loans secured by valid liens on securities in Credit Bancorp accounts. Under the Plan, the amount of Centigram's claim would be determined on the basis of the value of the deposited treasury shares on the date of deposit, which the receiver has indicated would be approximately $8.5 million. The SEC has informed the court that as of May 25, 2000 there were insufficient assets owned and controlled by the receivership estate (even assuming that all customer deposited stock belongs to the receivership) to pay 100% of customers' claims determined in this manner. The receiver is seeking, however, to marshal and/or take control over additional assets.


     On June 7, 2000, Centigram and the receiver for Credit Bancorp reached an agreement providing for the return of the 900,000 treasury shares deposited by Centigram with Credit Bancorp. The agreement provides for the receiver to use reasonable commercial efforts to return the treasury shares, which are held in brokerage accounts in the name of Credit Bancorp, in exchange for a cash payment of approximately $12.1 million, payable as the shares are ready to be delivered. Centigram also agreed to release Credit Bancorp and the receiver from any claim that Centigram may have against Credit Bancorp relating to the deposit of the treasury shares, including any claim to future distributions to customers from the receivership estate. The receiver, on behalf of Credit Bancorp, agreed to release Centigram from any further claim for contribution or liability to the receivership estate or claim to ownership of Centigram's deposited treasury shares.


     The court supervising the Credit Bancorp receivership approved the agreement between Centigram and the Credit Bancorp receiver on June 14, 2000. The period in which a party may appeal the court's order approving the agreement, 60 days (subject to extension in certain limited circumstances), commenced on June 23, 2000, the date the clerk entered the judgment. Accordingly the appeal period will expire on August 22, 2000 (subject to extension in certain limited circumstances).



     If the treasury shares have not been returned to Centigram by the time the merger is to take place or the time period in which an appeal of the court's order approving the agreement with the receiver has not expired or an appeal of the order has been taken and not resolved as of that time, the per share amount paid to Centigram stockholders will be calculated as if the 900,000 shares were outstanding, which would result in a cash payment of approximately $23.84 per share and approximately $21.5 million in cash ($23.84 per share multiplied by 900,000 shares) being placed in escrow until resolution of the Credit Bancorp treasury share matter. If an escrow is established at the closing, any liability or expense incurred by ADC following the closing in recovering the treasury shares or prosecuting any appeal will be reimbursed to ADC from the escrowed funds, except that only the amount in excess of $10 million paid under Centigram's agreement with the Credit Bancorp receiver (and not previously deducted from the merger consideration) will be reimbursed to ADC as long as the agreement with the Credit Bancorp receiver remains effective. The amount, if any, remaining in escrow after the recovery of all the treasury shares held by the Credit Bancorp receiver and resolution of any outstanding treasury share issues will be paid to Centigram's former stockholders and the ADC stock options received upon conversion of Centigram stock options will be appropriately adjusted.



     As of June 26, 2000, none of the 900,000 treasury shares had been returned to Centigram, Centigram had not paid the receiver any portion of the approximate $12.1 million required under the agreement, and no appeal of the court's order approving the agreement had been taken. However, since it is anticipated that the merger will be completed shortly after the stockholders' approval of the merger and the merger agreement at the special meeting on July 26, 2000, it is likely that an escrow will be required because the period in which an appeal of the court's order approving the agreement with the receiver will not have expired.

                              THE MERGER AGREEMENT

GENERALLY

     The merger agreement provides for a business combination in which Centigram will merge with Poundstone Acquisition Corp., a wholly owned subsidiary of ADC. Upon the merger being completed, Poundstone will cease to exist and Centigram, as the surviving corporation, will become a wholly owned subsidiary of ADC. The current directors and officers of Centigram will cease to be directors and officers of Centigram upon completion of the merger, although most Centigram employees, including many officers, will continue as employees of ADC or Centigram after the merger.

CONVERSION OF CENTIGRAM SHARES


     At the effective time of the merger, each share of Centigram common stock issued and outstanding immediately prior to the effective time of the merger (other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be automatically converted into the right to receive cash. The per share amount of cash will be determined as of the closing of the merger based on the number of outstanding Centigram shares and options on that date, and whether at the time of closing Centigram has recovered its 900,000 treasury shares held in brokerage accounts controlled by the court-appointed receiver for Credit Bancorp, Ltd. Based on the number of outstanding Centigram shares and stock options as of May 26, 2000, the purchase price will consist of approximately $163 million in cash to Centigram's stockholders, or approximately $26.38 per share, and approximately $36 million to be paid in ADC common stock through the conversion of Centigram stock options to ADC stock options. If at the time of the merger closing, the court's order approving Centigram's agreement with the Credit Bancorp receiver has been appealed or any applicable appeal period has not expired, or if Centigram has not fully recovered the 900,000 treasury shares, the per share amount paid to Centigram's stockholders will be calculated as if the 900,000 shares were outstanding, resulting in a cash payment of approximately $23.84 per share, and approximately $21.5 million ($23.84 per share multiplied by 900,000 shares) in cash will be placed in escrow until any appeal has been finally resolved, the appeal period has expired, or the treasury shares are fully recovered. If an escrow is established at the closing, any liability or expense incurred by ADC following the closing in recovering the treasury shares or prosecuting any appeal will be reimbursed to ADC from the escrowed funds, except that only the amount in excess of $10 million paid under Centigram's agreement with the Credit Bancorp receiver (and not previously deducted from the merger consideration) will be reimbursed to ADC as long as the agreement with the Credit Bancorp receiver remains effective. The amount, if any, remaining in escrow after resolution of these treasury share matters will be paid to the former Centigram stockholders and the ADC stock options received upon conversion of Centigram stock options will be appropriately adjusted. See "The Merger -- Credit Bancorp Treasury Share Matter" and "The Merger Agreement -- Escrow For Certain Shares of Centigram Treasury Stock."



     The actual per share amount to be received by the Centigram stockholders (other than those stockholders who have properly exercised their appraisal rights under Delaware law) may be more or less than the amounts described in the preceding paragraph because the number of shares outstanding and the number of shares subject to options outstanding at the closing of the merger may be more or less than those outstanding on May 26, 2000, the date used for the illustrative calculation. Under the merger agreement, Centigram is generally not permitted to issue additional shares of common stock. Centigram will, however, issue prior to closing additional shares purchased by employees pursuant to Centigram's 1991 Employee Stock Purchase Plan. The merger agreement permits Centigram to grant prior to closing additional stock options for up to 50,000 shares of common stock to employees. Since May 26, 2000, Centigram has granted options to purchase 20,640 shares of common stock. Any increase in shares outstanding and shares subject to options outstanding since May 26, 2000 will reduce the per share amounts described in the preceding paragraph. On the other hand, any decrease in shares outstanding and shares subject to options outstanding from May 26, 2000 will increase the per share amounts described in the preceding paragraph. The merger agreement prohibits Centigram from purchasing any of its common stock prior to closing. However, shares subject to outstanding options may decrease due to the expiration of options or the termination of options upon employees' termination of employment. Centigram cannot predict how many shares and how many options will be outstanding at the closing of the merger. For illustrative purposes only, if the number of shares outstanding and shares subject to options outstanding increase by 50,000 shares from May 26, 2000 to the closing based on the grant of options to acquire 20,640 shares of common stock at $17.88 per share and 29,360 shares at $25.25 per share, the per share amount to be received by Centigram stockholders would be $26.35, and, if an escrow was established in connection with the Credit Bancorp treasury share matter, the per share amount payable at closing would be $23.83.

STOCK OPTIONS

     All outstanding Centigram stock options, whether vested or unvested, including those granted under Centigram's 1997 Stock Plan, 1995 Nonstatutory Stock Option Plan, Amended and Restated 1987 Incentive Stock Option Plan and otherwise, will be assumed by ADC and converted into options to acquire ADC common stock on substantially the same terms and conditions, including performance criteria, as were applicable under Centigram's plans. The number of shares of ADC common stock to be received and the per share exercise price for the ADC options into which the Centigram options are converted will be determined based upon the relative values of ADC common stock prior to the closing and the per share merger consideration. In addition, the former holders of Centigram options who receive ADC options may be notified by ADC at a future date of an amendment to the ADC options to give effect to the distribution to the former Centigram stockholders of any funds remaining in the escrow that may be established in connection with any unresolved Credit Bancorp treasury share matters. See "The Merger -- Credit Bancorp Treasury Share Matter" and "The Merger Agreement -- Escrow For Certain Shares of Centigram Treasury Stock." Prior to the effective time of the merger, the exercise period for any outstanding Centigram options will not be extended, nor will the vesting period be accelerated, except for certain directors and officers. See "The Merger Agreement -- Interests of Centigram's Directors and Officers in the Merger that May Differ from Your Interests."

EMPLOYEE STOCK PURCHASE PLAN

     Centigram's 1991 Employee Stock Purchase Plan will be amended by setting a final exercise date of one business day prior to the effective time of the merger at which time any outstanding purchase options will be automatically exercised. Immediately prior to the merger, Centigram's Employee Stock Purchase Plan will be terminated, and no purchase rights will be subsequently granted or exercised under the plan.

PREFERRED SHARES RIGHTS PLAN

     Centigram and American Stock Transfer & Trust Company are parties to the Preferred Shares Rights Agreement, as amended. The Preferred Shares Rights Agreement (also known as a "poison pill") has been amended to prevent the merger from resulting in the issuance of preferred shares of Centigram to the holders of Centigram common stock.

EMPLOYEE BENEFIT PLAN

     Centigram's 401(k) plan will be terminated at least three days prior to the effective time of the merger. Individuals employed by Centigram before the merger will begin participating in ADC's 401(k) plan after the merger. All service with Centigram by its employees will be considered service with ADC for purposes of determining eligibility, vesting and benefit accrual (i.e., matching contributions) under ADC's 401(k) plan.

PAYMENT FOR CENTIGRAM SHARES


     As soon as practicable after the closing of the merger (but in any event, within five business days), Wells Fargo Bank Minnesota, N.A. or another bank or trust company designated by ADC, in its capacity as paying agent, will send a transmittal letter to each former Centigram stockholder. The transmittal letter will contain instructions on how to surrender your shares of Centigram common stock in order to receive the cash merger consideration. Centigram stockholders should not send in their stock certificates until they receive the transmittal materials from Wells Fargo Bank.


SOURCE AND AMOUNT OF FUNDS


     The total amount of funds required by ADC to acquire all the outstanding shares of Centigram common stock and to pay fees and expenses associated with the merger is estimated to be approximately $165 million. At the close of trading on June 28, 2000, ADC had a market capitalization of approximately $29.65 billion, with cash and cash equivalents as of its April 30, 2000 consolidated balance sheet of $233 million. In addition, ADC has a $340 million credit facility available for general corporate purposes, none of which was outstanding as of April 30, 2000.


INTERESTS OF CENTIGRAM'S DIRECTORS AND OFFICERS IN THE MERGER THAT MAY DIFFER FROM YOUR INTERESTS

     When you consider the Centigram Board of Directors' recommendation that you vote in favor of the merger, you should be aware that Centigram's officers and directors may have interests in the merger that may be different from, or in addition to, your interests. These interests include:

     SEVERANCE ARRANGEMENTS

     - Robert L. Puette, President and Chief Executive Officer and a director of Centigram, is scheduled to remain with Centigram for only a short period of time after completion of the merger in order to provide transition support. Mr. Puette's employment agreement provides that, upon the termination of Mr. Puette's employment within one year of a change in control, which will occur after the consummation of the merger, Mr. Puette will receive (subject to a possible reduction due to certain conditions and limitations in his employment agreement) a severance payment equal to $510,012 (150% of his base salary), plus $331,508 (150% of his bonus for the year 2000), and will continue to participate in Centigram's employee benefit plans for approximately one and a half years following his retirement. Upon a change of control, Mr. Puette's employment agreement provides that all unvested options to purchase shares of Centigram common stock that would have become exercisable within two years following the change of control will immediately vest and become exercisable in full. Mr. Puette's employment agreement also provides that upon termination within one year of a change of control Mr. Puette's remaining options to purchase shares of Centigram common stock will vest and become exercisable in full.

     - Thomas E. Brunton, Senior Vice President and Chief Financial Officer, is also scheduled to remain with Centigram for only a short period of time after completion of the merger in order to provide transition support. Mr. Brunton's change in control agreement with Centigram provides that Mr. Brunton will be entitled to receive a severance package consisting of $185,004 (100% of his current base annual salary), plus $83,252 (100% of his bonus for the current year) and will continue to participate in Centigram's medical plans for one year following his termination. Upon a change of control, Mr. Brunton's change in control agreement provides that all unvested options to purchase shares of Centigram common stock that would have become exercisable within two years following the change of control will immediately vest and become exercisable in full. Mr. Brunton's change in control agreement also provides that upon termination within one year of a change of control Mr. Brunton's remaining options to purchase shares of Centigram common stock will vest and become exercisable in full.

     - The members of the Board of Directors of Centigram, other than Mr. Puette, have entered into change of control agreements with Centigram. The change in control agreements provide for the immediate vesting of all unvested options held by a director of Centigram upon consummation of the merger.

     - Certain officers of Centigram have entered into change in control agreements with Centigram. The change in control agreements provide for immediate vesting upon consummation of the merger of all unvested options held by each officer that would have become exercisable within two years following the merger. However, some of these officers will enter into written agreements with ADC that will provide, among other terms and conditions, that only a portion of such options will vest immediately, with the remaining portion vesting according to their normal vesting schedule.

     INDEMNIFICATION OF CENTIGRAM OFFICERS AND DIRECTORS


     - ADC has agreed to indemnify and hold harmless Mr. Puette, in his capacity as Centigram's Chief Executive Officer, and those individuals who, as of June 1, 2000, were parties to change of control agreements with Centigram, which includes all other directors and senior executive officers, from liability and expenses arising out of matters existing or occurring prior to the consummation of the merger to the fullest extent allowed under Delaware law and in accordance with indemnification agreements of Centigram as in effect prior to the merger. ADC has also agreed that it will maintain in effect the current directors' and officers' liability insurance policies maintained by Centigram, for the benefit of Centigram directors and officers, for seven years following the closing of the merger (up to a maximum of as much insurance as 200% of Centigram's current premiums will buy).


REGULATORY APPROVALS

     The closing of the merger is conditioned upon all material governmental consents, approvals and authorizations legally required for the closing of the merger and the transactions contemplated thereby having been obtained and being in effect. However, no assurance can be given that the required consents, approvals or authorizations will be obtained. Centigram and ADC are not currently aware of any governmental approvals or actions that may be required to effect the merger, other than the Hart-Scott-Rodino clearance described below.


     The United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the proposed merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Centigram, ADC or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result. On June 20, 2000, Centigram and ADC filed Pre-Merger Notification and Report Forms with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Act, and the rules and regulations of the FTC provide that some merger transactions, including the proposed merger, may not be consummated until required information and materials have been furnished to the Department of Justice and the FTC and certain waiting periods (initially, a 30-day waiting period) have expired or been terminated early.


WHEN THE MERGER WILL BE COMPLETED


     We expect to complete the merger shortly after the stockholders meeting on July 26, 2000. However, we cannot guarantee when or if the required regulatory approvals will be obtained. Furthermore, either ADC or Centigram may terminate the merger agreement if, among other reasons, the merger has not been completed on or before October 31, 2000, unless failure to complete the merger by that time is due to the terminating party's failure to perform its obligations under the merger agreement.


     The closing of the merger will take place on a date within three business days after satisfaction or waiver of all of the conditions to consummation of the merger or on a date to which ADC and Centigram mutually agree. On the date of the closing, the parties will file a certificate of merger with the Delaware Secretary of State. The merger will become effective upon the filing of the certificate of merger or at a later time if specified in the certificate of merger.

PROCEDURES FOR EXCHANGING YOUR STOCK CERTIFICATES


     Within five business days after the completion of the merger, Wells Fargo Bank, as paying agent, will mail to each former holder of record of Centigram common stock a letter with instructions on how to exchange Centigram stock certificates for the cash merger consideration.



     Please do not send in your Centigram stock certificates until you receive the letter of transmittal and instructions from Wells Fargo Bank. Do not return your stock certificates with the enclosed proxy card. If your shares of Centigram stock are held through a broker, your broker will surrender your shares for cancellation.



     After you mail the letter of transmittal and your stock certificates to Wells Fargo Bank, your check will be mailed to you. The Centigram stock certificates you surrender will be canceled.


     After the completion of the merger, there will be no further transfers of Centigram common stock. Centigram stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.


     If your Centigram stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Wells Fargo Bank will send you instructions on how to provide such evidence.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain federal income tax consequences of the merger to holders of Centigram common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the Centigram common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Centigram stockholders subject to special rules, such as stockholders who acquired their Centigram stock pursuant to the exercise of stock options or otherwise as compensation, non-United States persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.


     The receipt of cash for Centigram common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize gain or loss measured by the difference between your adjusted tax basis for the Centigram common stock owned by you at the time of the merger and the amount of cash you receive for your Centigram shares. Your gain or loss will be a capital gain or loss if your Centigram stock is a capital asset in your hands, and will be long-term capital gain or loss if you have held your Centigram stock for more than one year on the date of the merger.



     If an escrow is established at the closing of the merger in connection with the Credit Bancorp treasury share matter and the matter is not resolved by the end of the taxable year in which the closing occurs, there is uncertainty as to the proper federal income tax treatment of the contingent right of the Centigram stockholders to receive payments out of the escrow. If this contingent right were considered to have a reasonably ascertainable fair market value, it is possible that this value would have to be included by a Centigram stockholder in its calculation of gain or loss for the taxable year in which the closing occurs. If upon termination of the escrow, the amount (if any) received by a Centigram stockholder were greater or less than the value attributed to the escrow amount reported in the year of the closing, the difference would be capital gain or loss to the stockholder in the year of the escrow termination.



     On the other hand, due to the uncertainties relating to the right of a Centigram stockholder to receive a payment out of the escrow and the amount and timing of any such payment, it is possible that a stockholder would not be required to include any value attributable to this contingent right in its calculation of gain or loss for the taxable year of the closing. In this event, the stockholder would include any amount actually received out of the escrow as capital gain in the year such amount is received.

     A portion of the escrow amount actually received by a Centigram stockholder will be treated as interest income and taxed at ordinary income rates for federal income tax purposes.


     The cash payments due to the holders of Centigram common stock upon the exchange of Centigram common stock pursuant to the merger generally will be subject to "backup withholding" at a 31% rate unless certain requirements are met. Backup withholding will not apply if you (i) furnish a correct taxpayer identification number on IRS Form W-9 or an appropriate substitute form and certify on such form that you are not subject to backup withholding, (ii) provide a certificate of foreign status on IRS Form W-8 or an appropriate substitute form or (iii) are a corporation or are otherwise exempt from backup withholding. Any amount paid as backup withholding will be credited against your federal income tax liability.

     Neither ADC nor Centigram has requested or will request a ruling from the IRS as to any of the tax effects to Centigram stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Centigram stockholders with respect to any of the tax effects of the merger to stockholders.


     The tax consequences of the merger to you may vary depending upon your particular circumstances. In particular, as noted above, the tax treatment with respect to the contingent right to receive payments from the escrow is unclear under United States federal tax laws. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state, local and/or foreign taxes.


ANTICIPATED ACCOUNTING TREATMENT

     Centigram anticipates that the merger will be accounted for by ADC using the purchase method of accounting in accordance with generally accepted accounting principles.

ESCROW FOR CERTAIN SHARES OF CENTIGRAM TREASURY STOCK


     The per share amount of cash payable following the closing will be determined as of the closing of the merger based on the number of outstanding Centigram shares and options on that date, and whether at the time of closing Centigram has recovered its 900,000 treasury shares held in brokerage accounts controlled by the court appointed receiver for Credit Bancorp, Ltd. Based on the number of outstanding Centigram shares and stock options as of May 26, 2000, the purchase price will consist of approximately $163 million in cash to Centigram's stockholders, or approximately $26.38 per share, and approximately $36 million to be paid in ADC common stock through the conversion of Centigram stock options to ADC stock options. If at the time of the merger closing, the court's order approving Centigram's agreement with the Credit Bancorp receiver has been appealed or any applicable appeal period has not expired, or if Centigram has not fully recovered the 900,000 treasury shares, the per share amount paid to Centigram's stockholders will be calculated as if the 900,000 shares were outstanding, resulting in a cash payment of approximately $23.84 per share, and approximately $21.5 million ($23.84 per share multiplied by 900,000 shares) in cash will be placed in escrow until any appeal has been finally resolved, the appeal period has expired, or the treasury shares are fully recovered. If an escrow is established at the closing, any liability or expense incurred by ADC following the closing in recovering the treasury shares or prosecuting any appeal will be reimbursed to ADC from the escrowed funds, except that only the amount in excess of $10 million paid under Centigram's agreement with the Credit Bancorp receiver (and not previously deducted from the merger consideration) will be reimbursed to ADC as long as the agreement with the Credit Bancorp receiver remains effective. The amount, if any, remaining in escrow after resolution of these treasury share matters will be paid to the former Centigram stockholders and the ADC stock options received upon conversion of Centigram stock options will be appropriately adjusted.


     As noted above, while Centigram agreed to pay approximately $12.1 million under the agreement with the receiver for Credit Bancorp, Centigram and ADC agreed that only the amount in excess of $10.0 million paid to settle that matter (approximately $2.1 million) would reduce the merger purchase price. However, the merger agreement provides that, if Centigram's agreement with the Credit Bancorp receiver is found to be void or unenforceable and each of the receiver and Credit Bancorp is unable or unwilling to repay or give full credit to ADC or Centigram for any amount previously paid to obtain the return of the 900,000 treasury shares, then the lesser of the $10.0 million "credit" given to Centigram to settle the Credit Bancorp treasury share matter or the amount not repaid or credited to ADC or Centigram will be deducted from the escrow and paid to ADC.


     No funds will be escrowed if the Credit Bancorp treasury share matter is finally resolved at the time of the merger closing and all of the treasury shares have been returned. The merger agreement includes as an exhibit a form of escrow agreement to be entered into with Wells Fargo Bank Minnesota, N.A., as escrow agent, if the Credit Bancorp treasury share matter is not finally resolved as of the closing and an escrow must be established. In that event, the merger agreement provides that Centigram will be entitled to designate one member of the post-merger Board of Directors of Centigram to serve as a member of a special litigation committee that will be established for the sole purpose of negotiating or otherwise participating on behalf of Centigram in the resolution of any appeal of the court's order approving the agreement that Centigram has entered into with the Credit Bancorp receiver. This individual will be consulted by the special litigation committee prior to Centigram's resolving any and all appeals of the court's order approving the agreement.



     Because the appeal period applicable to the court's order approving the agreement between Centigram and the Credit Bancorp receiver does not expire until August 22, 2000, approximately one month after the date of the special meeting of Centigram's stockholders to approve the merger, it is likely that an escrow will be established at the closing. If an escrow is established at the closing, the timing of any distribution from escrow will likely be uncertain because a distribution will only occur when the appeal period has expired, any appeal of the court's order has been finally resolved and the 900,000 Centigram treasury shares are recovered. This process could take a considerable amount of time, and if Centigram's agreement with the Credit Bancorp receiver is not ultimately consummated, it is possible that the entire amount of the escrow will be used to settle the Credit Bancorp treasury share matter and to pay related expenses, which would leave no remaining funds to distribute to the former Centigram stockholders.


REPRESENTATIONS AND WARRANTIES OF CENTIGRAM

     Centigram made representations and warranties in the merger agreement regarding the following:

     - corporate organization and qualification to do business of Centigram and each of its subsidiaries;

     - validity and effectiveness of charter and bylaws;

     - capitalization of Centigram and each of its subsidiaries;

     - authority to enter into the merger agreement and to consummate the merger;

     - absence of conflicts between the merger agreement and the merger, on the one hand, and other contractual and legal obligations of Centigram and each of its subsidiaries, on the other hand;

     - requirement of consents, approvals, filings or other authorizations to enter into the merger agreement and consummate the merger;

     - compliance with all applicable SEC filing requirements and accuracy and completeness of SEC filings since January 1, 1997;

     - accuracy of financial statements contained in SEC filings filed since January 1, 1997;

     - material liabilities and obligations;

     - material changes or events since January 29, 2000;

     - material litigation;

     - validity and effectiveness of all leasehold interests;

     - possession, effectiveness and compliance with permits and licenses necessary to carry on the business as currently conducted;

     - validity and enforceability of material contracts and commitments;

     - ownership of intellectual property rights and non-infringement of the rights of others;

     - compliance with applicable law;

     - tax matters;

     - labor matters;

     - employee benefits matters;

     - environmental matters;

     - insurance matters;

     - use of brokers or finders;

     - board approval of the merger;

     - stockholder vote required to adopt the merger agreement;

     - the fairness opinion of First Analysis Securities Corporation; and

     - action by the board to exempt the merger from applicability of a Delaware anti-takeover statute and Centigram's Preferred Shares Rights Agreement.

None of the representations and warranties made by Centigram in the merger agreement survive the closing of the merger.

REPRESENTATIONS AND WARRANTIES OF ADC AND POUNDSTONE

     ADC and Poundstone each made representations and warranties in the merger agreement regarding the following:

     - corporate organization and qualification to do business;

     - authority to enter into the merger agreement;

     - absence of conflicts between the merger agreement and the merger, on the one hand, and other contractual and legal obligations of ADC and Poundstone, on the other hand; and

     - ADC's ability to fund the merger consideration.

     None of the representations and warranties made by ADC and Poundstone in the merger agreement survive the closing of the merger.

CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     Centigram has agreed that, subject to certain exceptions, between the execution of the merger agreement and the earlier to occur of the termination of the merger agreement or the consummation of the merger, Centigram and its subsidiaries will:

     - conduct their respective businesses in the ordinary course and in a manner consistent with past practice; and

     - use commercially reasonable efforts to preserve substantially intact their respective business organizations and to keep available the services of their respective current officers, employees and consultants and to preserve their respective current relationships with customers, suppliers, distributors and other persons that have significant business relations with Centigram.

     Centigram has also agreed that, subject to certain exceptions, prior to the effective time of the merger, Centigram and its subsidiaries will not amend their charter documents, issue new shares of stock (except for issuances upon the exercise of Centigram options or shares acquired under Centigram's employee stock purchase plan), or enter into other enumerated non-ordinary course transactions.

NO SOLICITATION PROVISION

     Centigram has agreed not to seek a buyer for Centigram, other than ADC, and has agreed to terminate all existing discussions or negotiations with respect to an acquisition. In particular, Centigram has agreed, subject to fiduciary obligations discussed below, not to, or permit any of its subsidiaries to:

     - initiate, solicit or encourage any inquires or the making of any proposal that constitutes an acquisition proposal;

     - except as discussed below, engage or participate in negotiations or discussions or provide information to any person in connection with any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal; or

     - except as discussed below, enter into any agreement with respect to an acquisition proposal or approve an acquisition proposal.

     An acquisition proposal is defined in the merger agreement as a proposal made by any person, other than ADC, to acquire 20% or more of the assets of Centigram or its subsidiaries or 20% or more of the outstanding capital stock of Centigram or its subsidiaries.

     However, prior to the adoption of the merger agreement by the stockholders of Centigram, the Centigram Board may participate in discussions or negotiations with any party who makes an acquisition proposal which has not been solicited by Centigram and furnish information to such party, if:

     - a majority of disinterested directors on the Centigram Board determines, after receiving advice from its financial advisor, that the potential acquiror has submitted to Centigram a superior proposal; and

     - a majority of the disinterested directors also determines, after considering advice from its legal counsel, that the failure to participate in discussions or negotiations with a third party, to furnish information requested by a third party, or to approve or recommend a third party's acquisition is inconsistent with the Board's fiduciary duties.

     A superior proposal is defined in the merger agreement as a bona fide acquisition proposal for more than 50% of Centigram's outstanding capital stock or all or substantially all of Centigram's assets, and on terms that a majority of the disinterested directors of Centigram determines in good faith is reasonably likely to be more favorable to Centigram and its stockholders than the ADC transaction (after considering advice from Centigram's independent financial advisor that the third-party acquisition proposal is more favorable to Centigram's stockholders, from a financial point of view, than the ADC transaction).

     Centigram has agreed to notify ADC promptly of all inquiries and proposals that Centigram may receive relating to a third-party acquisition proposal.

ADDITIONAL COVENANTS OF ADC AND CENTIGRAM

     ADC and Centigram have agreed as follows:

     - each company will cooperate to file the SEC documents necessary to complete the merger;

     - each company will use its best efforts to make all governmental filings necessary to consummate the merger, and to obtain all required consents, licenses, permits, waivers, approvals, authorizations or orders;

     - for seven years following the merger, ADC will maintain directors' and officers' liability insurance covering those persons who are currently covered by Centigram's directors' and officers' liability insurance policies on terms comparable to Centigram's existing coverage (up to the amount of coverage that can be purchased for 200% of the current premium);

     - Centigram will call a stockholders' meeting as promptly as practicable for the purpose of voting on the merger and use its commercially reasonable efforts to solicit votes in favor of the merger;

     - each company will consult with the other regarding any public announcements it makes concerning the merger;

     - Centigram will terminate any outstanding stock repurchase plans;

     - each company will give notices to third parties and use its best efforts to obtain any third party consents required to effect the merger;

     - ADC will cause the surviving corporation to provide welfare and employee benefits to Centigram employees;

     - Centigram will deliver to ADC the resignations of specified officers and directors; and

     - ADC will retain one Centigram designee on the Board of Directors of Centigram after the closing, solely for purposes of serving on a special litigation committee to handle the Credit Bancorp treasury share matter, if it is not fully resolved as of the closing.

CONDITIONS TO CLOSING

     The obligations of ADC and Centigram to consummate the merger are subject to satisfaction or waiver of the following conditions:

     - Centigram stockholders approve and adopt the merger agreement and the merger;

     - no governmental authority or court having entered an order making the merger illegal or otherwise prohibiting its consummation, or taken any legal action which seeks to prevent or delay consummation of the merger; and

     - the receipt of all necessary governmental consents, approvals or other authorizations legally required to consummate the merger from all governmental authorities, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act.

     The obligation of ADC to consummate the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the continued truthfulness and accuracy of the representations and warranties made by Centigram in the merger agreement;

     - the performance or compliance in all material respects by Centigram with all agreements and covenants required by the merger agreement;

     - the lack of a material adverse change in Centigram's business;

     - no judgment, order, decree or law imposing material limitations on ADC's ability to acquire the stock of Centigram, imposing limitations on ADC's ability to operate the business of Centigram, imposing other material sanctions against ADC for consummating the merger, or requiring divestiture by ADC of a substantial portion of its assets due to the consummation of the merger;

     - Centigram having delivered certain closing documents contemporaneously with the consummation of the merger;

     - the resignations of certain of Centigram's directors and officers;

     - four specified Centigram employees having entered into employment agreements with ADC and 12 of 15 specified employees having waived certain change of control benefits in their respective employment or change of control agreements; and

     - holders of no more than 5% of all shares of Centigram common stock outstanding as of the date of the special meeting having demanded appraisal rights under Delaware law.

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

     The obligation of Centigram to consummate the merger is also subject to the satisfaction or waiver of the following additional conditions:

     - the continued truthfulness and accuracy of the representations and warranties made by ADC and Poundstone in the merger agreement;

     - the performance or compliance in all material respects by ADC with all agreements and covenants required by the merger agreement; and

     - ADC having delivered certain closing documents contemporaneously with the consummation of the merger.

TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time:

     - by mutual consent of ADC and Centigram;

     - by either ADC or Centigram if:

      - the transaction is not completed by October 31, 2000, unless failure to complete the merger by that time is due to the failure to perform obligations by the party seeking to terminate;

      - Centigram stockholder approval is not obtained at the Centigram stockholders meeting, or a final and nonappealable governmental restraint adversely affecting the merger is in effect;

      - Centigram enters into an agreement or understanding to effect a superior acquisition proposal or the Centigram Board resolves to do so, provided Centigram may not terminate the merger agreement unless Centigram has delivered to ADC and Poundstone notice of Centigram's intent to enter into an acquisition agreement with a third party and gives ADC an opportunity to meet or better the third-party proposal.

     - by either ADC or Centigram upon the other's breach, subject to materiality thresholds and cure periods, of a representation, warranty, covenant or agreement;

     - by ADC if the Centigram Board:

      - withdraws or modifies its approval of the merger in a manner adverse to ADC;

      - recommends a third-party acquisition proposal to the stockholders of Centigram; or

      - resolves to take any of the foregoing actions.

FEES AND EXPENSES

     Except as discussed below, whether or not the merger is consummated, Centigram and ADC are each responsible for their respective expenses incurred in connection with the merger, including the preparation of the merger agreement and all fees and expenses of investment bankers, legal counsel and accountants.

     Centigram, however, is required to reimburse ADC for all reasonable out-of-pocket fees and expenses, not to exceed $500,000, incurred by ADC in connection with the merger agreement, if the merger agreement is terminated:

     - by either Centigram or ADC because the stockholders of Centigram do not approve the merger at the stockholders meeting and a third-party acquisition proposal (whether or not superior to ADC's) has occurred;

     - by ADC, due to Centigram entering into an agreement or understanding to effect a superior acquisition proposal;

     - by ADC, due to Centigram breaching, subject to materiality thresholds and cure periods, any of Centigram's representations, warranties, covenants or agreements; or

     - by ADC, due to Centigram's Board withdrawing or modifying its approval of the merger in a manner adverse to ADC, recommending a third-party acquisition proposal, including a superior proposal, to the stockholders of Centigram, or resolving to take any of the foregoing actions.

     In addition to Centigram's requirement to pay fees and expenses of ADC described above, Centigram is also required to pay a termination fee of $6.4 million if the merger agreement is terminated:

     - by ADC or Centigram, at a time when ADC is entitled to terminate the merger agreement due to:

      - Centigram stockholder approval not being obtained at the Centigram stockholder meeting, or

      - Centigram breaching, subject to materiality thresholds and cure periods, any of Centigram's representations, warranties, covenants or agreements,

      and within nine months of such termination Centigram enters into an agreement with a third party with respect to an acquisition proposal;

     - by ADC or Centigram, due to Centigram entering into an agreement or understanding with a third party to effect a superior acquisition proposal;

     - by ADC, due to a breach by Centigram of its obligations not to initiate, solicit or encourage the making of any acquisition proposal by a third party, or to engage or participate in negotiations or discussions which facilitate the making of an acquisition proposal by a third party, or enter into an agreement with respect to an acquisition proposal; or

     - by ADC, due to Centigram's Board withdrawing or modifying its approval of the merger in a manner adverse to ADC, recommending a third-party acquisition proposal, including a superior proposal, to the stockholders of Centigram, or resolving to take any of the foregoing actions.

     ADC is required to reimburse Centigram for all reasonable out-of-pocket fees and expenses, not to exceed $500,000, incurred by Centigram in connection with the merger agreement, if the merger agreement is terminated due to ADC breaching, subject to materiality thresholds and cure periods, any of ADC's representations, warranties, covenants or agreements contained in the merger agreement.


AMENDMENT TO MERGER AGREEMENT



     On June 29, 2000, the parties amended the merger agreement. The amendment confirms the parties' intent that only the amount in excess of $10 million paid to settle the Credit Bancorp treasury share matter, plus related pre-closing out-of-pocket expenses in excess of $500,000 incurred by Centigram and all related post-closing out-of-pocket expenses, would reduce the merger purchase price, even if the Credit Bancorp treasury share matter is not fully resolved as of the closing, so long as the recovery is made under the terms of the settlement agreement with the Credit Bancorp receiver. Centigram does not expect pre-closing out-of-pocket expenses related to this matter to exceed $500,000.


           FAIRNESS OPINION OF FIRST ANALYSIS SECURITIES CORPORATION

     Pursuant to an engagement letter dated May 17, 2000, Centigram retained First Analysis Securities Corporation to deliver a fairness opinion in connection with a proposed acquisition of Centigram by ADC. At the meeting of Centigram's Board of Directors beginning on June 8, 2000 and continuing into June 9, 2000, First Analysis rendered its oral opinion to the Board, which was subsequently confirmed in writing, that, as of June 9, 2000, and based upon and subject to the various considerations set forth in the opinion, the consideration to be paid to stockholders in the merger was fair, from a financial point of view, to Centigram's stockholders. Centigram's Board of Directors did not limit First Analysis in any way in the investigations it made or the procedures it followed in giving its opinion.

     We have attached as APPENDIX B to this proxy statement the full text of First Analysis' written opinion dated June 9, 2000. This opinion sets forth the assumptions made, matters considered and limits on

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

the review undertaken. Centigram's stockholders are urged to read the opinion in its entirety. The opinion addresses only the consideration to be paid in the transaction and is not a recommendation to any Centigram stockholder as to how that stockholder should vote at Centigram's special meeting.

     In arriving at its opinion, First Analysis:

     - Reviewed the terms of the merger agreement and the associated exhibits thereto dated June 9, 2000 furnished to them by Sutherland Asbill & Brennan LLP on June 9, 2000 (which, for the purposes of its opinion, First Analysis assumed to be identical in all material respects to the agreement to be executed);

     - Reviewed certain publicly available financial statements and other information of Centigram, including Centigram's annual report to stockholders and Form 10-K for the fiscal year ended October 30, 1999, including the audited financial statements included therein, the Definitive Proxy Statement and Notice of Annual Meeting of Stockholders of Centigram dated February 18, 2000, Centigram's Form 10-Q for the quarterly period ended January 29, 2000, including the unaudited financial statements included therein, and Centigram's press release of May 15, 2000 regarding its unaudited financial results and balance sheet for the quarterly period ended April 29, 2000;

     - Reviewed certain internal financial and operating information, including financial forecasts and projections for the fiscal years ending October 28, 2000 and October 27, 2001, relating to the business, earnings, cash flow, assets and prospects of Centigram;

     - Conducted discussions with members of the management of Centigram concerning the operations, business strategy, financial performance and prospects of Centigram;

     - Discussed with the management of Centigram its view of the strategic rationale for the merger;

     - Reviewed the historical market prices and trading activity of the common stock of Centigram;

     - Compared the results of Centigram with those of certain public companies which First Analysis deemed to be reasonably comparable to Centigram;

     - Compared the financial terms of the merger with the financial terms of certain other precedent mergers and acquisitions of companies First Analysis deemed to be comparable to Centigram;

     - Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as First Analysis deemed appropriate for purposes of its opinion, including First Analysis' assessment of general economic, market, industry, competitive, monetary and other conditions.

     First Analysis relied upon and assumed, without responsibility for independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Centigram or otherwise reviewed by First Analysis. First Analysis is not responsible or liable for that information or its accuracy. First Analysis has not conducted any valuation or appraisal of any assets or liabilities of Centigram, nor have any valuations or appraisals been provided to First Analysis. In relying on financial analyses and forecasts provided to it, First Analysis has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Centigram to which those analyses or forecasts relate. First Analysis has also assumed that the transaction will have the tax consequences described in discussions with, and materials furnished to First Analysis by, representatives of Centigram and that the parties will complete the transaction and other transactions contemplated by the merger agreement as described in the merger agreement. First Analysis relied as to all legal matters relevant to rendering its opinion upon the advice of its counsel.

     The management of Centigram prepared the projections furnished to First Analysis for Centigram. Centigram does not publicly disclose internal management projections of the type provided to First Analysis in connection with First Analysis' analysis, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Centigram, including, but not limited to, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

     As is customary in the rendering of fairness opinions, First Analysis based its opinion on general economic, market, industry, competitive, monetary and other conditions as in effect on, and the information made available to First Analysis as of, the date of its opinion. Subsequent developments may affect First Analysis' opinion.

     In accordance with customary investment banking practices, First Analysis employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that First Analysis utilized in providing its opinion, and to the extent that it is based on market data, is based on market data as it existed at June 8, 2000, and is not necessarily indicative of current market conditions.

     Public Comparables Trading Analysis. First Analysis compared selected financial data of Centigram with certain financial data from publicly traded telecommunications equipment and systems companies considered by First Analysis to be comparable in some respect to Centigram. Criteria for inclusion in the comparison group (the "Comparable Companies") included, among many factors, mix of sales attributed to voice messaging systems and mix of sales to network service provider customers and Centigram's primary product and customer base respectively. Ten telecommunications equipment and systems companies were ultimately chosen as Comparable Companies. These were:

     - Active Voice Corporation;

     - Altigen Communications, Inc.;

     - AVT Corporation;

     - Boston Communications Group, Inc.;

     - Comdial Corporation;

     - Comverse Technology, Inc.;

     - Glenayre Technologies, Inc.;

     - InterVoice-Brite, Inc.;

     - MCK Communications, Inc.; and

     - Vodavi Technology, Inc.

     For the Comparable Companies, First Analysis calculated the ratios of current stock prices to projected earnings per share ("EPS") for the current year (2000) and forward year (2001) based on First Call Corporation consensus estimates as of June 8, 2000. First Analysis' analysis indicated multiples of current year EPS estimates ranged from a high of 61.6x to a low of 4.1x, with a median value of 10.7x. First Analysis' analysis indicated multiples of forward year EPS estimates ranged from a high of 51.2x to a low of 3.5x, with a median value of 12.4x.

     First Analysis also calculated the Enterprise Value ("EV"), defined as net debt and equity market capitalization, and analyzed this value as a multiple of latest twelve months ("LTM") EBITDA (defined as earnings before interest, taxes and depreciation and amortization) for the Comparable Companies. First Analysis' analysis indicated multiples of LTM EBITDA that ranged from a high of 179.9x to a low of 3.5x, with a median value of 8.4x. Additionally, First Analysis compared the equity value (defined as current stock price multiplied by fully diluted shares outstanding) of the Comparable Companies to the most recently reported quarter's tangible book value (defined as shareholders equity less the value of any intangible assets). First Analysis' analysis indicated multiples of tangible book value ranged from a high of 20.5x to a low of 0.8x, with a median value of 2.5x.

     Given the wide range of multiples and based on the above, First Analysis deemed it reasonable to limit the equity value ranges to within 20% of the medians determined, resulting in multiples of current year EPS of

8.6x to 12.9x and as a multiple of forward year EPS of 9.9x to 14.7x. These multiples imply a value for Centigram's equity of $52.7 to $79.1 million and $80.6 to $120.9 million, respectively. In similar fashion, First Analysis established EV multiples of LTM EBITDA of 6.7 to 10.1 and equity valuation multiples of tangible book value of 2.0 to 3.0. The EV multiples of LTM EBITDA implied a value of Centigram equity of $49.4 to $74.1 million. The equity valuation multiples of tangible book value after deducting $25.3 million in cash as a result of the proposed Lucent amendment and Credit Bancorp settlement implied a value of $87.2 to $130.8 million. In aggregate, the Comparable Company analysis implied equity valuations ranging from $49.4 to $130.8 million. First Analysis noted the value to be paid for all of Centigram common shares and stock options outstanding as of the closing date of $199.1 million exceeded the high end of this range.

     Precedent Transactions Analysis. First Analysis reviewed the following ten selected merger and acquisition transactions (the "Precedent Transactions") in the telecommunications equipment and systems industry since the beginning of 1998:

     - Aspect Telecommunications acquisition of Voicetek Corporation;

     - Mitel Corporation acquisition of Centigram Communications Corporation Customer Premises Equipment business;

     - Lucent Technologies, Inc. acquisition of Mosaix, Inc.;

     - LHS Group Inc. acquisition of Priority Call Management, Inc.;

     - InterVoice, Inc. acquisition of Brite Voice Systems, Inc.;

     - Intel Corporation acquisition of Dialogic Corporation;

     - Unisys Corporation acquisition of PulsePoint Communications;

     - Lucent Technologies, Inc. acquisition of Excel Switching Corporation;

     - Nortel Networks Corporation acquisition of Periphonics Corporation; and

     - SER Systeme AG acquisition of EIS International, Inc.

     Criteria for inclusion in the analysis included, among many factors, primary market of the acquired company, mix of sales attributed to hardware and software systems, and the percentage of sales attributed to the provision of services, if any. First Analysis compared the transaction value of the acquired company as multiples of LTM Sales, LTM EBITDA and LTM Net Income. First Analysis' analysis of the transaction value of the Precedent Transactions indicated multiples of LTM Sales ranging from a high of 12.8x to a low of 0.9 with a median value of 2.6x, multiples of LTM EBITDA ranging from a high of 63.9x to a low of 10.0x with a median value of 19.1x, and multiples of LTM Net Income that ranged from a high of 79.6x to a low of 21.1x with a median value of 56.1x.

     Given the wide range of multiples and based on the above, First Analysis deemed it reasonable to limit the transaction value ranges to within 20% of the medians determined for the Precedent Transactions, resulting in multiples of LTM Sales of 2.1x to 3.1x, multiples of LTM EBITDA of 15.3x to 23.0x, and multiples of LTM Net Income of 44.9x to 67.3x. Applying these multiples to:

     - Centigram's LTM Sales indicated a transaction value ranging from $168.4 to $252.6 million;

     - Centigram's LTM EBITDA indicated a transaction value ranging from $112.5 to $168.7 million; and

     - Centigram's LTM Net Income indicated a transaction value ranging from $179.5 to $269.3 million.

     In aggregate, the Precedent Transactions analysis implied equity valuations ranging from $112.5 to $269.3 million. First Analysis noted the value to be paid for all of Centigram common shares and stock options outstanding as of the closing date of $199.1 million was within this range.

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

     First Analysis also considered the premiums offered relative to the acquired company's stock price one day, one week and four weeks, respectively, prior to the announcement of seven of the ten Precedent Transactions which were acquisitions of publicly traded companies. The premium offered in these Precedent Transactions ranged from:

     - a high of 34.6% to a low of 15.8% with a median of 27.7% based on the stock price one day prior to announcement;

     - a high of 46.2% to a low of 11.2% with a median of 35.2% based on the stock price one week prior to announcement; and

     - a high of 67.5% to a low of 25.5% with a median of 37.4% based on the stock price four weeks prior to announcement.

     Based on the foregoing and given the number and range of premiums paid in the Precedent Transactions, First Analysis deemed it reasonable to limit the analysis of the premium offered to within 20% of the relevant median premiums determined for the Precedent Transactions resulting in one-day premiums of 22.2% to 33.3%, one-week premiums of 28.2% to 42.3%, and four-week premiums of 30.0% to 44.9%. Applying these multiples to (i) Centigram's closing stock price one day prior to the announcement of the merger indicated a transaction value ranging from $222.4 to $242.6 million, (ii) Centigram's closing stock price one week prior to the announcement of the merger indicated a transaction value ranging from $230.7 to $256.0 million, and (iii) Centigram's closing stock price four weeks prior to the announcement of the merger indicated a transaction value ranging from $177.4 to $197.9 million. In aggregate, the Precedent Transactions analysis of premiums offered implied equity valuations ranging from $177.4 to $256.0 million. First Analysis noted the value to be paid for all of Centigram common shares and stock options outstanding as of the closing date of $199.1 million was within this range.

     Discounted Cash Flow Analysis. First Analysis prepared a discounted free cash flow analysis based on financial projections for Centigram provided by Centigram management and reviewed by First Analysis as to the assumptions and reasonableness of those projections. First Analysis calculated the estimated free cash flows of Centigram based on the unlevered operating income adjusted for:

     - taxes at 40%;

     - certain projected non-cash items (e.g., depreciation and amortization);

     - projected capital expenditures; and

     - changes in working capital.

     First Analysis then calculated a net present value of free cash flows for Centigram for the fiscal years ended 2000 through 2004, which will end on the Saturday nearest October 31 of each respective year, along with terminal values based on (i) free cash flow growth into perpetuity and (ii) multiples of 2004 EBITDA. Free cash flow for fiscal year 2000 was reduced by one-half due to the projected timing of the merger. A weighted average cost of capital ("WACC") of 22.14% was then calculated for Centigram. The analysis utilizing discount rates ranging from 20.0% to 24.0% (based on WACC) and free cash flow perpetuity growth rates ranging from 10.0% to 13.0% yielded Enterprise Values between $46.1 and $93.8 million. Adding projected cash of $31.1 million to exist at closing after the reduction for the proposed Lucent amendment and Credit Bancorp settlement yielded total values ranging from $77.2 to $124.9 million. The analysis utilizing discount rates ranging from 20.0% to 24.0% (based on WACC) and EBITDA multiples ranging from 10.0 to 13.0 times yielded Enterprise Values between $111.1 and $162.5 million. Adding projected cash of $31.1 million to exist at closing after the reduction for the proposed Lucent amendment and Credit Bancorp settlement yielded total values ranging from $142.2 to $193.6 million. In aggregate, the Discounted Cash Flow analysis implied equity valuations ranging from $77.2 to $193.6 million. First Analysis noted the value to be paid for all of Centigram common shares and stock options outstanding as of the closing date of $199.1 million was above this range.

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

     Although First Analysis undertook other analyses in connection with the delivery of its opinion, the foregoing is a summary of the material analyses and data presented by First Analysis. It should be noted that the transactions utilized in these analyses are not identical to the proposed Centigram transaction. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. First Analysis believes that you must consider its opinion, this summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, First Analysis considered the results of all of the analyses as a whole. No single factor or analysis was determinative of First Analysis' fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. First Analysis based the analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions which impact growth rates, labor costs and price competition and industry-specific factors. First Analysis' analyses are not necessarily indicative of actual values or actual future results that Centigram might achieve, which values may be higher or lower than those indicated. First Analysis' analyses also do not necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of Centigram, First Analysis or any other person assumes responsibility if future results are materially different from those forecasted.

     First Analysis will receive a fee of $250,000.00 for rendering its fairness opinion. In addition, Centigram has agreed to indemnify First Analysis against certain liabilities arising out of its engagement. First Analysis has also, from time to time, provided investment banking and other financial services to Centigram for which First Analysis has received compensation, including advising Centigram in the sale of its Customer Premises Equipment business unit assets to Mitel Corporation in May 1998 and advising Centigram in its purchase of the assets of The Telephone Connection, Inc. in June 1998. As a part of its investment banking business, First Analysis and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions and other transactions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. First Analysis was selected to advise Centigram with respect to the transaction on the basis of its experience and familiarity with Centigram. First Analysis is not affiliated with and has no conflicts of interest with any parties to the merger agreement.

     In the ordinary course of their businesses, First Analysis and its affiliates may actively trade securities of Centigram and/or ADC for their own accounts or for the accounts of customers and, accordingly, they may hold long and/or short positions in those securities at any given time.

     THE FULL TEXT OF FIRST ANALYSIS' OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. FIRST ANALYSIS' OPINION IS ADDRESSED ONLY TO THE CENTIGRAM BOARD AND IS DIRECTED ONLY TO THE MERGER CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF CENTIGRAM COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE AT THE SPECIAL MEETING.

                    YOU HAVE APPRAISAL RIGHTS IN THE MERGER

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Centigram common stock. Centigram stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights.

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

Centigram will require strict compliance with the statutory procedures. A copy of Section 262 is attached as APPENDIX C.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in APPENDIX C of this proxy statement.

     Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Centigram's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in APPENDIX C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     - You must deliver to Centigram a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     - You must not vote in favor of the merger. A vote in favor of the merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Centigram common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Centigram common stock.

     All demands for appraisal should be addressed to Thomas E. Brunton, Assistant Secretary, 91 East Tasman Drive, San Jose, California 95134, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Centigram common stock. The demand must reasonably inform Centigram of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

     To be effective, a demand for appraisal by a holder of Centigram common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of such shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

     If you hold your shares of Centigram common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within 10 days after the effective date of the merger, ADC must give written notice that the merger has become effective to each Centigram stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Centigram common stock. Within 120 days after the effective date, either ADC or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. ADC has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to ADC, ADC will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Centigram common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

     Costs of the appraisal proceeding may be imposed upon ADC and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Centigram common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, Centigram stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                     MARKET PRICE OF CENTIGRAM COMMON STOCK

     Centigram common stock is quoted on the National Market System of the Nasdaq Stock Market under the symbol "CGRM." The following table sets forth, for the periods indicated, the high and low sales prices per share for Centigram common stock as reported on the Nasdaq National Market System.


                                                               HIGH       LOW
                                                              -------   -------
1998:
  First Quarter.............................................  $13.563   $11.625
  Second Quarter............................................   13.375    11.250
  Third Quarter.............................................   11.186     7.250
  Fourth Quarter............................................   10.125     6.625
1999:
  First Quarter.............................................  $11.500   $ 9.750
  Second Quarter............................................    9.875     7.875
  Third Quarter.............................................   10.938     9.000
  Fourth Quarter............................................   16.938     9.312
2000:
  First Quarter.............................................  $24.625   $14.500
  Second Quarter (through June 28, 2000)....................  $25.938   $12.750



     The closing market price per share of Centigram common stock on June 8, 2000, which was the last full trading day immediately preceding the public announcement of the proposed merger, was $22.00. On June 28, 2000, which is the latest practicable date prior to the printing of this proxy statement, the closing price for Centigram common stock was $25.56.



     As of June 26, 2000, there were 6,187,286 shares of Centigram common stock outstanding (excluding the 900,000 treasury shares held in brokerage accounts controlled by the Credit Bancorp receiver), held by approximately 322 stockholders of record of Centigram common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.


     Centigram has never paid any cash dividends on its common stock, nor does it have any intention of doing so in the near future.

         BENEFICIAL OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth as of May 26, 2000, information relating to the beneficial ownership of Centigram's common stock by (a) each person known by Centigram to be the beneficial owner of more than five percent (5%) of the outstanding shares of Centigram common stock, (b) each executive officer, (c) each director, and (d) all executive officers and directors as a group. As of May 26, 2000, 6,150,869 shares of the Centigram's common stock were outstanding (excluding the 900,000 treasury shares held in brokerage accounts controlled by the Credit Bancorp receiver). Unless otherwise indicated, all persons named as voting power and sole investment power with respect to the shares indicated as beneficially owned. Unless indicated otherwise, the address of each of these persons is c/o Centigram Communications Corporation, 91 East Tasman Drive, San Jose, California 95134.


                                                           NO. OF                  APPROXIMATE
NAME                                                    SHARES OWNED             PERCENTAGE OWNED
----                                                 -------------------   ----------------------------
Kopp Investment Advisors(1)........................       1,180,550                    19.2%
  7701 France Avenue South
  Suite 500
  Edina, MN 55435
Dimensional Fund Advisers, Inc.(2).................         626,000                    10.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Robert L. Puette(3)(4).............................         257,258                     4.2%
Thomas E. Brunton(4)(5)............................          73,992                     1.2%
Robert M. Krueger(4)...............................         104,375                     1.7%
Thomas Rappath(4)..................................          26,234                       *
Janine Roth(4).....................................          33,183                       *
Chusak Siripocanont(4).............................          72,821                     1.2%
James H. Boyle(4)..................................          37,875                       *
Doug Chance(4).....................................          27,264                       *
David S. Lee(4)....................................          41,875                       *
Dean O. Morton(4)(6)...............................          57,792                       *
All directors and executive officers as a group (10
  persons)(4)......................................         732,669                    11.9%


---------------

  * Less than one percent (1%)
(1) Based on Form 13G/A filed on April 10, 2000.
(2) Based on Form 13G/A filed on February 3, 2000.
(3) Includes 3,300 shares held by the Robert L. Puette and J.P. Puette as co-trustees of the Puette 1997 Living Trust.
(4) Includes shares issuable upon exercise of stock options presently exercisable within 60 days of May 26, 2000, as follows: Mr. Puette, 253,958; Mr. Brunton, 53,652 shares; Mr. Krueger, 140,375 shares; Mr. Rappath, 24,167 shares; Ms. Roth, 29,792 shares; Mr. Siripocanont, 63,752 shares; Mr. Boyle, 36,875; Mr. Chance, 23,264 shares; Mr. Lee, 41,875 shares; Mr. Morton, 52,292 shares; and all directors and executive officers as a group, 684,002 shares.
(5) Includes 100 shares held by Mr. Brunton's son as to which Mr. Brunton disclaims beneficial ownership.
(6) Includes 3,000 shares issued in the name of the Dean O. and Laura Morton Trust UTA DTD 9/20/78.

                                 OTHER MATTERS


     You should rely only on the information contained in this proxy statement to vote your shares at the meeting. Centigram has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 30, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.



     In order to be considered for inclusion in the proxy statement for the next annual meeting, if any, of stockholders of Centigram, any stockholder proposal intended to be presented at the meeting must be received by Centigram on or before October 15, 2000. The annual meeting will be held only if the merger is not consummated.

     The Board of Directors does not intend to bring before the meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ THOMAS E. BRUNTON
                                          Thomas E. Brunton
                                          Assistant Secretary

San Jose, California

June 30, 2000

                                                                      APPENDIX A

                                   AGREEMENT

                               AND PLAN OF MERGER

                                  BY AND AMONG

                         ADC TELECOMMUNICATIONS, INC.,

                          POUNDSTONE ACQUISITION CORP.

                                      AND

                      CENTIGRAM COMMUNICATIONS CORPORATION

                                  JUNE 9, 2000

                               TABLE OF CONTENTS


  ARTICLE I     THE MERGER..................................................   A-5
    1.1         The Merger..................................................   A-5
    1.2         Effect of Merger............................................   A-5
    1.3         Effective Time..............................................   A-5
    1.4         Certificate of Incorporation; Bylaws........................   A-5
    1.5         Directors and Officers......................................   A-5
    1.6         Taking of Necessary Action; Further Action..................   A-6
    1.7         The Closing.................................................   A-6
  ARTICLE II    CONVERSION OF SECURITIES....................................   A-6
    2.1         Conversion of Securities....................................   A-6
    2.2         Stock Options...............................................   A-7
    2.3         Employee Stock Purchase Plan................................   A-9
    2.4         Dissenting Shares...........................................   A-9
    2.5         Exchange of Certificates....................................   A-9
    2.6         Escrow for Receivership Shares..............................  A-11
  ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-12
    3.1         Organization and Qualification..............................  A-12
    3.2         Capital Stock of Subsidiaries...............................  A-12
    3.3         Capitalization..............................................  A-13
    3.4         Authority Relative to this Agreement........................  A-13
    3.5         No Conflict; Required Filings and Consents..................  A-13
    3.6         SEC Filings; Financial Statements...........................  A-14
    3.7         Absence of Changes or Events................................  A-15
    3.8         Absence of Certain Developments.............................  A-15
    3.9         Litigation..................................................  A-15
    3.10        Title to Properties.........................................  A-15
    3.11        Certain Contracts...........................................  A-16
    3.12        Compliance with Law.........................................  A-16
    3.13        Intellectual Property Rights; Year 2000.....................  A-17
    3.14        Taxes.......................................................  A-18
    3.15        Employees...................................................  A-19
    3.16        Employee Benefit Plans......................................  A-19
    3.17        Environmental Matters.......................................  A-21
    3.18        Insurance...................................................  A-22
    3.19        Anti-Bribery Compliance.....................................  A-22
    3.20        Export Control Laws.........................................  A-22
    3.21        Finders or Brokers..........................................  A-22
    3.22        Board Recommendation........................................  A-22
    3.23        Vote Required...............................................  A-23
    3.24        Opinion of Financial Advisor................................  A-23
    3.25        State Takeover Statutes; Rights Agreement...................  A-23
  ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT.....  A-23
    4.1         Organization and Qualification..............................  A-23
    4.2         Authority Relative to this Agreement........................  A-23
    4.3         No Conflicts; Required Filings and Consents.................  A-24
    4.4         Funds.......................................................  A-24
  ARTICLE V     COVENANTS AND AGREEMENTS....................................  A-24
    5.1         Conduct of Business of the Company Pending the Merger.......  A-24
    5.2         Preparation of Proxy Statement..............................  A-26

    5.3         Meeting of Stockholders.....................................  A-27
    5.4         Additional Agreements, Cooperation..........................  A-27
    5.5         Publicity...................................................  A-27
    5.6         No Solicitation.............................................  A-28
    5.7         Access to Information.......................................  A-29
    5.8         Notification of Certain Matters.............................  A-29
    5.9         Resignation of Officers and Directors.......................  A-29
    5.10        Indemnification.............................................  A-29
    5.11        Stockholder Litigation......................................  A-30
    5.12        Employee Benefit Plans......................................  A-30
    5.13        Determination of Optionholders..............................  A-31
    5.14        Preparation of Tax Returns..................................  A-31
    5.15        SEC Filings; Compliance.....................................  A-31
    5.16        Rights Agreement............................................  A-31
    5.17        Stock Repurchase Plan.......................................  A-31
    5.18        Release of Receivership Stock; Appeal Process...............  A-31
  ARTICLE VI    CONDITIONS TO CLOSING.......................................  A-32
    6.1         Conditions to Each Party's Obligation to Effect the
                  Merger....................................................  A-32
    6.2         Conditions to Obligations of Parent.........................  A-32
    6.3         Conditions to Obligations of the Company....................  A-33
  ARTICLE VII   TERMINATION.................................................  A-34
    7.1         Termination.................................................  A-34
    7.2         Effect of Termination.......................................  A-35
    7.3         Fees and Expenses...........................................  A-35
  ARTICLE VIII  MISCELLANEOUS...............................................  A-36
    8.1         Nonsurvival of Representations and Warranties...............  A-36
    8.2         Waiver......................................................  A-36
    8.3         Notices.....................................................  A-36
    8.4         Counterparts................................................  A-37
    8.5         Interpretation..............................................  A-37
    8.6         Amendment...................................................  A-38
    8.7         No Third Party Beneficiaries................................  A-38
    8.8         Governing Law...............................................  A-38
    8.9         Entire Agreement............................................  A-38
    8.10        Validity....................................................  A-38

                                    EXHIBITS

EXHIBITS
--------
   A       --  Certificate of Merger
   B       --  Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated June 9, 2000, is made and entered into by and among ADC Telecommunications, Inc., a Minnesota corporation ("Parent"), Poundstone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Centigram Communications Corporation, a Delaware corporation (the "Company"). Merger Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their stockholders that Merger Sub be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Certificate of Merger (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause a copy of the Certificate of Merger, attached hereto as Exhibit A (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be agreed to by the parties and set forth in the Certificate of Merger. The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is herein referred to as the "Effective Date."

     1.4. Certificate of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, as amended as set forth in an exhibit to the Certificate of Merger. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.5. Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Sub immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and the Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.6. Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, Minnesota, within three business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the "Closing Date"). The Closing will be effective as of the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any shares of Company Common Stock (defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

     (a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) hereof or any Dissenting Shares (as defined in Section 2.4 hereof)) will be canceled and extinguished and be converted automatically into the right to receive an amount of cash equal to the Per Share Amount (as defined in Section 2.1(e)(i) hereof), without interest thereon, plus the Escrow Per Share Amount (as defined in Section 2.6(d)(i) hereof), with interest thereon as described in
Section 2.6 hereof, upon surrender of the certificate formerly representing such share.

     (b) Cancellation of Company Common Stock Owned by Parent or Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; provided, however, if: (i) any of the 900,000 shares of Company Common Stock designated by the Company as its treasury stock and currently in accounts in the name of Credit Bancorp Ltd., which accounts are under the control of the receiver appointed by the United States District Court for the Southern District of New York to administer the estate of Credit Bancorp Ltd. (the "Bancorp Receiver") as of the date hereof (the "Receivership Stock") has not been returned to the Company or has been ordered by a court of competent jurisdiction to be returned to the Bancorp Receiver as of the Effective Time, or
(ii) the period during which any party may legally appeal (the "Appeal Period") the final order of a court having proper and nonappealable jurisdiction (the "Final Order") approving that certain Agreement dated June 7, 2000 (the "Settlement Agreement") between the Company and the Bancorp Receiver remains open or if an appeal of the Final Order has been filed and remains pending at the Effective Time, such shares of Receivership Stock shall (x) be included as Diluted Shares (as defined in Section 2.1(e)(ii) hereof) for purposes of calculating the Per Share Amount, and (y) (if deemed outstanding) be converted automatically into the right to receive an amount of cash equal to the Per Share Amount, without interest thereon; provided, further, that the aggregate Per Share Amount payable with respect to such shares of Receivership Stock (if deemed outstanding) shall be placed in escrow and released in accordance with the provisions of Section 2.6 hereof.

     (c) Company Stock Option Plans. At the Effective Time, the Company's 1997 Stock Plan and the 1995 Nonstatutory Stock Option Plan and the Amended and Restated 1987 Incentive Stock Option Plan (collectively, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans or otherwise shall be assumed by Parent in accordance with Section 2.2 hereof.

     (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (e) Definitions.

          (i) Per Share Amount. The "Per Share Amount" shall be equal to the quotient (rounded to the second decimal place) of (A) $200,800,000 (the "Base Purchase Price") plus the aggregate exercise price of all Company Options (as defined in Section 2.2(a) hereof) outstanding immediately prior to the Effective Time plus the aggregate exercise price of all Company Options that are exercised after the date of this Agreement but prior to the Effective Time and the aggregate amount received by the Company, if any, pursuant to the automatic exercise of outstanding purchase options under the ESPP (as defined in Section 2.3 hereof) immediately prior to the Effective Time pursuant to Section 2.3 hereof divided by (B) the number of Diluted Shares. If all shares of Receivership Stock are returned to the Company prior to the Effective Time, the amount paid by the Company to cause such return, minus the lesser of (x) $10,000,000 or (y) the amount paid to the Bancorp Receiver plus the Company's out-of-pocket costs, including the reasonable fees and expenses of legal counsel and other advisors, incurred to obtain such return (including the resolution of any appeal of the Final Order) (the amount referred to in either (x) or (y) hereinafter referred to as the "Receiver Payment Credit") shall be deducted from the Base Purchase Price prior to calculation of the Per Share Amount, subject, however, to the second sentence of Section 2.6(b) hereof.

          (ii) Diluted Shares. "Diluted Shares" shall mean that number equal to the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (regardless of whether such shares are unvested, subject to right of repurchase, risk of forfeiture or other condition in favor of the Company at such time) plus
     (B) the number of shares of Company Common Stock issuable upon exercise of the Company Options outstanding at the Effective Time (regardless of whether such Company Options are vested or exercisable at such time), plus
     (C) the number of shares of Company capital stock issuable in connection with any other options, warrants, calls, rights exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell or cause to be issued, delivered or sold any Company capital stock, and which are outstanding immediately prior to the Effective Time, plus (D) if provided for by Section 2.1(b) hereof, all shares of Receivership Stock.

     2.2. Stock Options.

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans or otherwise (each, a "Company Option"), whether vested or unvested, shall be assumed by Parent and converted into an option (each, a "Parent Option") to acquire, on substantially the same terms and conditions, including but not limited to any performance criteria set forth in the applicable stock option agreements, as were applicable under such Company Option, the number of whole shares of common stock, par value $.20 per share, of Parent ("Parent Common Stock") equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in Section 2.2(f)(i) hereof) (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (rounded to the nearest whole cent). The Company shall not, and shall cause any Company Stock Option Plan administrator (including, for this purpose, the Company's Board of Directors or a committee thereof) not to, take any action prior to the Effective Time that will extend the exercise period of any Company Option or cause the vesting period of any Company Option to accelerate in lieu of assumption or under any other circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Options.

(b) Intentionally omitted.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Parent Options to be listed on the Nasdaq National Market. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, Parent shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such Parent Options, and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. As soon as practicable after the Effective Time, Parent shall inform in writing the holders of Company Options of their rights pursuant to the Company Stock Option Plans and the agreements evidencing the grants of such Company Options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 2.2(a) hereof), after giving effect to the Merger and the assumption by Parent of the Company Options as set forth herein.

(d) In the case of any Company Option to which Section 421 of the Internal Revenue Code of 1986 (the "Code") applies by reason of Section 422 of the Code ("Incentive Stock Options"), the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

(e) Parent will make good faith efforts to ensure, to the extent permitted by the Code and to the extent required by and subject to the terms of any such Incentive Stock Options, that Company Options which qualified as Incentive Stock Options prior to the Closing Date continue to qualify as Incentive Stock Options of Parent after the Closing. Parent makes no representation regarding the qualification of such Company Options as Incentive Stock Options. Parent gives no guarantee or assurances of any particular result with respect to Taxes (as defined in Section 3.14 hereof) for any holder of Company Options.

(f) Definitions.

          (i) Exchange Ratio. The "Exchange Ratio" shall be equal to the quotient (rounded to the fourth decimal place) of the Per Share Amount divided by the Average Closing Price.

          (ii) Average Closing Price. The "Average Closing Price" shall be determined by dividing the Total Weighted Trading Price by the Total Parent Trading Volume.

          (iii) Total Weighted Trading Price. The "Total Weighted Trading Price" shall be the sum of the Weighted Trading Prices for the period of the ten
     (10) trading days ending on the close of the third trading day immediately preceding the Effective Time (the "Measurement Period").

          (iv) Weighted Trading Price. The "Weighted Trading Price" for any trading day shall be (A) the total trading volume of Parent Common Stock on the Nasdaq National Market as reported in the U.S. Midwest edition of the Wall Street Journal for such trading day multiplied by (B) the closing price of one share of Parent Common Stock on the Nasdaq National Market as reported in the U.S. Midwest edition of the Wall Street Journal for such trading day.

          (v) Total Parent Trading Volume. The "Total Parent Trading Volume" shall be the sum of the daily trading volumes of Parent Common Stock for each trading day during the Measurement Period as reported in the U.S. Midwest edition of the Wall Street Journal.

     2.3. Employee Stock Purchase Plan. The parties acknowledge that the Company's 1991 Employee Stock Purchase Plan (the "ESPP") shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. Effective as of ten days prior to the Effective Time, the Company shall shorten the Offering Period (as defined in the ESPP) then in progress by setting a New Exercise Date (as defined in the ESPP) one business day prior to the Effective Time and shall cause each outstanding purchase option to be automatically exercised on such New Exercise Date in accordance with
Section 18 of the ESPP, the Company shall cause the ESPP to terminate, and no purchase rights shall be subsequently granted or exercised under the ESPP. The Company shall take all actions necessary to ensure that the ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 2.3.

     2.4. Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for appraisal of such shares in the manner provided in
Section 262 of the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Per Share Amount and the Escrow Per Share Amount pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by
Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Per Share Amount and the Escrow Per Share Amount, as provided in Section 2.1 hereof.

     (b) The Company shall give Parent (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

     2.5. Exchange of Certificates.

     (a) Prior to the Effective Time, Parent shall designate a commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as disbursement agent ("Disbursement Agent") in the Merger.

     (b) Promptly after the Effective Time, Parent shall make available to the Disbursement Agent for exchange in accordance with this Article II, cash in an amount sufficient to permit payment of the aggregate Per Share Amount pursuant to Section 2.1 hereof (the "Exchange Fund"), except for any amount to be placed in escrow in accordance with Section 2.6 hereof.

     (c) Promptly, and in any event no later than five business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the

Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursement Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Amount and the Escrow Per Share Amount. Upon surrender of a Certificate for cancellation to the Disbursement Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a check representing the Per Share Amount in accordance with Section 2.1 hereof and a right to receive any Escrow Per Share Amount in accordance with Section 2.6 hereof to which such holder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Per Share Amount and the Escrow Per Share Amount, if any, multiplied by the number of shares of Company Common Stock such certificate represented. Notwithstanding the foregoing, so long as the Settlement Agreement has not been fully consummated and has not been held void or unenforceable pursuant to a final, nonappealable judgment of a court of competent jurisdiction, the Disbursement Agent shall not make any payment of the Per Share Amount and the Escrow Agent shall not make any payment of the Escrow Per Share Amount to any person presenting any Certificate evidencing shares of Receivership Stock, unless a court having proper jurisdiction shall have determined, pursuant to a final, nonappealable judgment, that such shares of Receivership Stock are outstanding and held of record by the person making such presentation, in which case the Escrow Agent shall release to the Disbursement Agent funds sufficient to pay the Per Share Amount to such person applicable to such shares, provided, however that, if the person presenting such Certificate is the Bancorp Receiver and, at the time of such presentation, the Settlement Agreement has not been held void or unenforceable pursuant to a final, nonappealable judgment of a court of competent jurisdiction, the terms of the Settlement Agreement shall govern the disposition of the shares of Receivership Stock represented by such Certificate.

     (d) None of Parent, the Surviving Corporation or the Disbursement Agent shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

     (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company, except in favor of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

     (f) Subject to any applicable escheat or similar laws, any portion of the Exchange Fund that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered by the Disbursement Agent to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for satisfaction of their claim for cash in exchange for their shares of Company Common Stock pursuant to the terms of Section 2.1 hereof.

     (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance acceptable to the Disbursement Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Disbursement Agent may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of the Disbursement Agent and Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Disbursement Agent will deliver to such as may be required pursuant to Section 2.1 hereof.

     2.6. Escrow for Receivership Shares.

     (a) If (i) any shares of Receivership Stock have not been returned to the Company or have been ordered by a court of competent jurisdiction to be returned to the Bancorp Receiver as of the Effective Time or (ii) the Appeal Period remains open or an appeal of the Final Order has been filed and remains pending at the Effective Time, Parent shall deposit in an escrow account with Norwest Bank Minnesota, N.A. (the "Escrow Agent"), the aggregate Per Share Amount payable with respect to such shares of Receivership Stock pursuant to Section 2.1(b) hereof (the "Escrow Deposit"), to be held by the Escrow Agent in accordance with the terms of the escrow agreement attached hereto as Exhibit B. Any interest earned on the Escrow Deposit shall be paid in accordance with this
Section 2.6, after first deducting any fees of the Escrow Agent from such interest amount.

     (b) At such time as all shares of Receivership Stock are returned to the Surviving Corporation, the Appeal Period has terminated and all pending appeals, if any, have been resolved, the amount paid after the Effective Time by Parent, the Surviving Corporation or an affiliate thereof plus Parent or the Surviving Corporation's out-of-pocket costs, including the reasonable fees and expenses of legal counsel and other advisors, incurred to cause such return (including the resolution of any appeal) shall be deducted from the Escrow Deposit and, together with the interest earned on such amount while held by the Escrow Agent, paid to Parent. The parties further agree that if, upon final resolution of all available methods of appeal by any party, the Settlement Agreement is found to be void or unenforceable and each of the Bancorp Receiver and Credit Bancorp Ltd. is unable or unwilling to repay or give full credit to Parent or the Surviving Corporation for the amount previously paid to the Bancorp Receiver to obtain the return of the Receivership Stock, then the lesser of the Receiver Payment Credit and the amount not repaid or credited to Parent or the Surviving Corporation shall be deducted from the Escrow Deposit and paid to Parent. Any portion of the Escrow Deposit remaining after such payments to Parent (the "Escrow Remainder") shall be distributed as follows:

          (i) Company Stockholders. Each former holder of Company Common Stock that received the Per Share Amount pursuant to Section 2.1(a) hereof shall be entitled to receive an amount of cash equal to the Escrow Per Share Amount (as defined in Section 2.6(d)(i) hereof), with the interest earned thereon while held by the Escrow Agent (the aggregate amount of cash payable to such former holders of Company Common Stock is referred to herein as the "Additional Stockholder Payment").

          (ii) Company Optionholders. Each former holder of Company Options who received Parent Options pursuant to Section 2.2 hereof shall be notified by Parent that each such Parent Option has been amended to reflect the following: (A) the number of whole shares of Parent Common Stock issuable thereunder shall be equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Escrow Exchange Ratio (as defined in Section 2.6(d)(ii) hereof) (rounded down to the nearest whole number of shares of Parent Common Stock), and (B) the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Escrow Exchange Ratio (rounded to the nearest whole cent). The cash portion of the Escrow Remainder equal to the difference between the Escrow Remainder and the Additional Stockholder Payment shall be released to Parent.

     (c) The Escrow Agent shall be entitled to rely on the letters of transmittal received by the Disbursement Agent for purposes of distributing the Escrow Per Share Amount and the interest thereon.

     (d) Definitions.

          (i) Escrow Per Share Amount. The "Escrow Per Share Amount" shall be equal to the quotient (rounded to the second decimal place) of (A) the Escrow Remainder divided by (B) the number of Diluted Shares (excluding the Receivership Stock).

          (ii) Escrow Exchange Ratio. The "Escrow Exchange Ratio" shall be equal to the quotient (rounded to the fourth decimal place) of (A) the sum of the Per Share Amount plus the Escrow Per Share Amount divided by (B) the Average Closing Price.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Merger Sub on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

     3.1. Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a company (or similar entity with corporate characteristics including limited liability of stockholders or other owners) duly organized, validly existing, duly registered and, if applicable, in good standing under the laws of the jurisdiction of its organization and each such entity has all requisite corporate (or similar) power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its Bylaws, or other applicable governing document (any such documents of any business entity hereinafter referred to as its "Governing Document"). The Company has made available to Parent accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises from changes in general economic conditions or conditions affecting the Company's industry generally, or such changes, effects, events or conditions resulting from the consummation of the transactions contemplated hereby; provided, however, that the termination of contracts requiring third party consent or approval because of the consummation of the transactions contemplated hereby the loss of which would otherwise have a material adverse effect on the assets, business, results of operations or financial condition of the Company shall not be excluded from this definition), or (ii) would prevent or materially delay the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     3.2. Capital Stock of Subsidiaries. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share capital, capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in the Company SEC Reports (as defined in Section 3.6(a) hereof) or listed in Section 3.2 of the Company Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in
Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the registered, record and beneficial owner of all of the outstanding share capital or shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in
Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto.

     3.3. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.001 par value per share (the "Company Preferred Stock"). As of the close of business on May 26, 2000 (the "Company Measurement Date"), (a) 6,150,869 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) the Company had 1,020,056 shares of Company Common Stock held in its treasury, (d) 3,407,000 shares of Company Common Stock were reserved for issuance under the Company Stock Option Plans and the ESPP, (e) Company Options to purchase 2,268,975 shares of Company Common Stock in the aggregate had been granted and remained outstanding under the Company Stock Option Plans or otherwise, (f) no warrants to purchase shares of Company Common Stock were outstanding and (g) except for the Company Options, rights to the issuance of 26,227 shares of Company Common Stock in the aggregate under the ESPP and rights to purchase shares of Series A Participating Preferred Stock pursuant to the Company Rights Agreement (defined in Section 3.25 hereof), there were no outstanding Rights (defined below). Since the Company Measurement Date, no additional shares in the Company have been issued, except pursuant to the exercise of Company Options outstanding at the Measurement Date and the ESPP, and no Rights have been granted. Except as described in the preceding sentence or as set forth in Section 3.3 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any stockholder of the Company has a right to vote. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Letter, there are not as of the date hereof any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares in the capital of the Company or any of its Subsidiaries, other than rights to purchase shares of Series A Participating Preferred Stock pursuant to the Company Rights Agreement, Company Common Stock issuable under the Company Stock Option Plans and the ESPP, or awards granted pursuant thereto (collectively, "Rights"). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, reprice, redeem or otherwise acquire any shares of the capital of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares in the capital of any of its Subsidiaries.

     3.4. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the Merger and the other transactions contemplated hereby under applicable law. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby (other than approval by the Company's stockholders required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

     3.5. No Conflict; Required Filings and Consents.

     (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 3.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses
(i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental Entity") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby except (i) (A) the filing of the Certificate of Merger as provided in Section 1.3 hereof, (B) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the filing of the Proxy Statement (as defined in Section 5.2 hereof) and such reports under Sections 13(a), 13(d), 15(d) or 16(a) with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, or (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.6. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Company SEC Reports") with the SEC. The Company SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Company SEC Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

     (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at

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the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for footnotes and normal year-end adjustments).

     (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Company SEC Reports or in Section 3.6(c) of the Company Disclosure Letter, (ii) the liabilities recorded on the Company's consolidated balance sheet at January 29, 2000 (the "Balance Sheet") included in the financial statements referred in
Section 3.6(a) hereof and the notes thereto, (iii) liabilities or obligations incurred since January 29, 2000 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iv) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.7. Absence of Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Letter or in the Company SEC Reports, since January 29, 2000 through the date of this Agreement, the Company and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     3.8. Absence of Certain Developments. Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, since January 29, 2000, the Company has not taken any of the actions set forth in Section 5.1 hereof.

     3.9. Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 3.9 of the Company Disclosure Letter, there is no (a) claim, action, suit or proceeding pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity, or (b) outstanding judgment, order, writ, injunction or decree (collectively, "Orders"), or application, request or motion therefor, of any Governmental Entity in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

     3.10. Title to Properties. Neither the Company nor any of its Subsidiaries owns any real property. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or except as otherwise set forth in Section 3.10 of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real

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

Property Lease and applicable law, and (v) the Company and its Subsidiaries own outright all of the property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens of record. The plant, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

     3.11. Certain Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company SEC Reports (including any agreements, contracts or commitments entered into since January 29, 2000 that will be required to be filed by the Company with the SEC in any report), (ii) any agreements, contracts or commitments with manufacturers, suppliers, sales representatives, distributors, OEM strategic partners or customers of the Company pursuant to which the Company recognized revenues or payments in excess of $500,000 for the twelve-month period ended October 30, 1999, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 8.5 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "Company Material Contracts"), in such a manner as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Company Material Contract to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

     3.12. Compliance with Law. Except as disclosed in Section 3.12 of the Company Disclosure Letter, all activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state, provincial and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by the Company or any Subsidiary of any claims filed against the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in any Company SEC Report or any New SEC Report (as defined in Section 5.15 hereof). The Company Stock Option Plans and the ESPP have been duly authorized, approved and operated in compliance in all material respects with all applicable securities, corporate and other laws of each jurisdiction in which participants of such plans are located. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted (including, but not limited to, permits issued under or pursuant to the Communications Act or the rules or regulations of the Federal Communications Commission), except for such permits, licenses and franchises the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.13. Intellectual Property Rights; Year 2000.

     (a) The Company and its Subsidiaries own, or are validly licensed or otherwise possess legally enforceable and, except for limitations arising under a license or similar agreement governing the Company's or a Subsidiary's rights therein, unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, domain names and copyrights, and all database rights, net lists, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or necessary with respect to the production, marketing and/or sale of products currently under development by the Company, except for such rights the absence of which would not be reasonably expected to have a Company Material Adverse Effect (the "Company Intellectual Property Rights"). The Company and its Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

     (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter, under the caption referencing this Section 3.13, lists all royalties, license fees, sublicense fees or similar obligations involving aggregate annual payments by the Company or any Subsidiary in excess of $25,000 for any Company Third Party Intellectual Property Rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries.

     (c) All patents, registered trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries, the loss or invalidity of which would reasonably be expected to cause a Company Material Adverse Effect, are valid and subsisting. The Company (i) has not, since January 1, 1997, been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement or misappropriation of any patents, trademarks, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party (nor are there any suits, actions or proceedings that arose prior to such date that remain outstanding and unresolved); and (ii) has no Knowledge that the manufacturing, marketing, licensing or sale of its products or services infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, misappropriation or conflict in the cases of clause
(i) and (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person has interfered with, infringed upon, or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries which has or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (d) Each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to an agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

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

     (e) The Company and its Subsidiaries have experienced no material disruption or interruption of their business or operations as a result of or related to any of their information systems, data processing and other hardware, software and other systems, facilities, programs and procedures used or sold by the Company or any of its Subsidiaries (collectively, "Information Systems") failing to be Y2K Compliant. "Y2K Compliant" means, with respect to any Information System, that such Information System (i) handles date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operates accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) responds to and processes two-digit year input without creating any ambiguity as to the century; and (iv) stores and provides date input information without creating any ambiguity as to the century, in each case without utilizing bridges, gateways and the like while still preserving the level of functionality, usability, reliability, efficiency, performance and accessibility of such data and associated programs as existed prior to any modification to such Information System and its constituent elements to make the same Y2K Compliant.

     3.14. Taxes.

     (a) "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

     (b) Except as set forth in Section 3.14 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (i) the Company and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed on or before the Effective Time (collectively "Returns"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries;

          (ii) all Taxes of the Company and its Subsidiaries shown on such Returns or otherwise known by the Company to be due or payable for any period ending on, ending on and including, or ending prior to the Effective Time, have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles and reflected, in a manner consistent with past practice, on the Company's books as an accrued Tax liability, either current or deferred;

          (iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

          (iv) no deficiency has been asserted against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened for any material amount of Tax by any taxing authority;

          (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Return has been requested, which Return has not since been filed;

          (vi) all Returns filed by the Company and its Subsidiaries are correct and complete or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

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

          (vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

          (viii) neither the Company nor any of its Subsidiaries have made, and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period;

          (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;

          (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement;

          (xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to suffer any recapture, clawback or withdrawal of any relief or exemption from Tax howsoever arising (including the entering into and the consummation of the Merger), and whether by virtue of any act or omission by the Company or any of its Subsidiaries or by any other person or persons; and

          (xii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to be assessed for or made accountable for any Tax for which any other person or persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Merger or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other person or persons.

     (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

     3.15. Employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise. The Company Disclosure Letter, under the caption referencing this Section 3.15, lists all employment, severance and change of control agreements (or any other agreements that may result in the acceleration of the exercisability of outstanding options) of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment, equal opportunity, anti-discrimination laws, and wages and hours. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of the Company or any of its Subsidiaries, any unfair labor practice complaints, labor disturbances or other controversies respecting employment which are pending or threatened which, if they actually occurred, would materially disrupt the operations of the Company or its Subsidiaries) against the Company or any of its Subsidiaries.

     3.16. Employee Benefit Plans.

     (a) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company for the benefit of present or former United States employees or with respect to which the Company otherwise has current or potential liability, including, but not limited to, Plans which have been terminated but with respect to which the Company has current or potential liability. "Plan" includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or
(iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). The Company Disclosure Letter, under the caption referencing this
Section 3.16(a), sets forth all Plans by name and brief description identifying:
(i) the type of Plan, including a specific reference to any Plan which provides benefits (or increased benefits or vesting) as a

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

result of a change in control of the Company, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan and (iv) the participating employers in the Plan.

     (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply with all material requirements of ERISA and the Code. With respect to the Plans, except as set forth in Section 3.16 of the Company Disclosure Letter (i) all required contributions which are due have been made and any accrual required by generally accepted accounting principles has been made on the books and records of the Company for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and
(iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) except for such items which have not or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.16(b), all benefits under the Plans (other than Code Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this
Section 3.16(b), no qualified retirement plans sponsored by the Company are invested in stock of the Company.

     (c) Parent has received true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the "IRS") regarding the Plans, the termination of any Plan, and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans, if any; (iv) the most recently prepared actuarial valuation reports, if any; (v) current summary plan descriptions; (vi) annual returns/reports on Form 5500 and summary annual reports for the most recent plan year, and (vii) any filings (other than Forms 5500) with the IRS or the Department of Labor ("DOL") within the last five years preceding the date of this Agreement with respect to the Plans. To the Knowledge of the Company, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts.

     (d) Except as set forth in Section 3.16 of the Company Disclosure Letter, the Company does not maintain or contribute to (and has never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Title IV of ERISA, including under
Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

     (e) The Company has no actual or potential liability for death, or medical or dental benefits after separation from employment, other than (i) death benefits under the Plans (whether or not subject to ERISA) set forth in Section
3.16 of the Company Disclosure Letter and (ii) health care continuation benefits described in Section 4980B of the Code.

     (f) Neither the Company nor any of its directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent or any of their respective directors, officers or employees to any liability under ERISA or any applicable law except for such breaches which have not or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (g) Except as set forth in Section 3.16 of the Company Disclosure Letter, there are no other trades or businesses, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Code Sections 414(b), (c) or (m).

     (h) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken by the Company, nor has there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject the Company, Parent or any of their respective directors, officers or employees to any liability or Tax imposed by the IRS or DOL in connection with any Plan. No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve.

     (i) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the Knowledge of the Company, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan.

     (j) There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

     (k) Except as set forth in Section 3.16 of the Company Disclosure Letter, each Plan may be terminated directly or indirectly by the Company, in its sole discretion, at any time before or after the Effective Date in accordance with its terms, without causing the Parent or the Company to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company which occurred prior to the Effective Date, except for liabilities to, and the rights of, the employees thereunder accrued prior to the Effective Date, or if later, the time of termination, and except for continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law.

     (l) "Foreign Plan" means every plan, fund, contract program and arrangement (whether written or not) which is maintained or contributed to by the Company or an affiliate for the benefit of present or former employees working outside of the United States or with respect to which the Company or an affiliate otherwise has current or potential liability for such current or former employees that is not subject to the laws of the United States. Foreign Plan may include plans that also benefit United States employees and include any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers compensation, life insurance, death, disability, legal services, severance, sickness, or accident benefits; (ii) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits; (iii) bonus, incentive compensation, stock option, stock appreciation rights, phantom stock or stock purchase benefits, change in control benefits; or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits. Section 3.16 of the Company Disclosure Letter sets forth all Foreign Plans by name and provides a brief description for each plan. Except as described in Section 3.16 of the Company Disclosure Letter, no condition, agreement or plan provision limits the right of the Company or an affiliate to amend, cut back or terminate any Foreign Plan, nor will the transaction contemplated by this Agreement limit the right of the Company or an affiliate or the Parent to amend, cut back or terminate any Foreign Plan and none of the benefits under a Foreign Plan have been materially augmented. Either as a matter of law or to obtain the intended tax treatment and tax benefits, the Foreign Plans have at all times complied with and been duly administered in accordance with all applicable laws and regulations and requirements having force of law and in accordance with their terms except for such matters which have not or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are not in respect of any Foreign Plan or the benefits thereunder any actions, suits or claims pending or, to the Knowledge of the Company, threatened other than routine claims for benefits. Neither the Company nor any of its affiliates have received any notice or directive that it has not complied with all material provisions of the Foreign Plans applicable to it and has no Knowledge of any reason why the tax exempt (or favored) status, if any of the Foreign Plans might be withdrawn.

     3.17. Environmental Matters.

     (a) The Company and its Subsidiaries (i) have been in compliance and are presently complying with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except in each case for such failure to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) none of the Leased Real Property (including without limitation soils and
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surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws,
(ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws.

     (b) For purposes of this Agreement, the term (i) "Environmental Laws" means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

     3.18. Insurance. The Company has made available to Parent copies of all material policies of insurance and bonds in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries, and all such policies are currently in effect and all premiums with respect thereto have been duly paid to date. Except as disclosed in Section 3.18 of the Company Disclosure Letter, there are no claims outstanding under any insurance policy which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.19. Anti-Bribery Compliance. Neither the Company nor any of its Subsidiaries (nor any person representing the Company or any of its Subsidiaries) has at any time during the last five years (a) made any payment in violation of the Foreign Corrupt Practices Act, the OECD Convention or similar laws of other countries where the Company engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the OECD Convention, the laws of the United States or any jurisdiction thereof or the laws of the countries in which such payments were made and received.

     3.20. Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

     3.21. Finders or Brokers. Except for First Analysis Securities Corporation, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company (the "Company Board") or any member of the Company Board has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

     3.22. Board Recommendation. The Company Board has, at a meeting of such Company Board duly held on June 8, 2000, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, declared the advisability of the Merger and recommended that the stockholders of the Company approve the Merger and the other transactions contemplated hereby, and has not as of the date hereof rescinded or modified in any respect any of such actions.

     3.23. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting (as defined in Section 5.2 hereof) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.24. Opinion of Financial Advisor. The Company has received the opinion of First Analysis Securities Corporation dated the date of the meeting of the Company Board referenced in Section 3.22 above, to the effect that, as of such date, the Per Share Amount is fair, from a financial point of view, to the holders of Company Common Stock.

     3.25. State Takeover Statutes; Rights Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203 of the DGCL) will not apply to the execution, delivery of performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. The Company has taken all actions and completed all amendments, if any, necessary or appropriate so that (a) the Preferred Shares Rights Agreement, dated as of October 20, 1992, as amended, between the Company and The First National Bank of Boston (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by this Agreement, and (b) the execution of this Agreement and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) result in Parent being an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (ii) result in the ability of any person to exercise any Rights under the Company Rights Agreement,
(iii) enable or require the "Rights" (as such term is defined in the Company Rights Agreement) to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (iv) otherwise result in the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement).

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     Merger Sub and Parent represent and warrant to the Company that the statements contained in this Article IV are true and correct:

     4.1. Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Merger Sub and Parent is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Parent Material Adverse Effect (as defined below). Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "Parent Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises from changes in general economic conditions or conditions affecting Parent's industry generally, or such changes, effects, events or conditions resulting from the consummation of the transactions contemplated hereby; provided, however, that the termination of contracts requiring third party consent or approval because of the consummation of the transactions contemplated hereby the loss of which would otherwise have a material adverse effect on the assets, business, results of operations or financial condition of Parent shall not be excluded from this definition) or (ii) would prevent or materially delay Merger Sub's or Parent's ability to consummate the transactions contemplated hereby.

     4.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement under applicable law. The execution and delivery by Parent and Merger Sub of this Agreement, and the

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

consummation of the Merger and the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The Parent Options and the shares of Parent Common Stock to be issued upon exercise thereof: (i) have been duly authorized, and, when such shares of Parent Common Stock are issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), such shares will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws and (iii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be listed on the Nasdaq National Market.

     4.3. No Conflicts; Required Filings and Consents.

     (a) Neither the execution, delivery or performance of this Agreement by Merger Sub or Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Merger Sub or Parent with any provision hereof will
(i) conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Merger Sub or Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Merger Sub or Parent under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any other material instrument, obligation or agreement to which Merger Sub or Parent is a party or by which its properties or assets may be bound or (iii) violate any law applicable to Merger Sub or Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Merger Sub or Parent in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby except (i) (A) in connection with the applicable requirements of the HSR Act or (B) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.4. Funds. At the Closing, Parent will have the funds necessary to consummate the Merger and pay the aggregate Per Share Amount in accordance with the terms of this Agreement.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     5.1. Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use commercially reasonable efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the

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

transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent:

     (a) amend any of its Charter Documents or Governing Documents;

     (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its share capital or any securities convertible into shares of any class of its share capital, except (i) pursuant to and in accordance with the terms of Company Options outstanding on the Company Measurement Date or granted pursuant to clause (iii) below, (ii) pursuant to the ESPP (to the extent shares of Company Common Stock have been paid for with payroll deductions), or (iii) the grant of Company Options as set forth in Section 5.1(b) of the Company Disclosure Letter or consistent with past practices to new employees (or, subject to the prior written consent of Parent, which consent shall not be unreasonably withheld, to existing employees in connection with regularly scheduled performance reviews), which Company Options will represent the right to acquire no more than 5,000 shares of Company Common Stock per employee, and no more than 50,000 shares of Company Common Stock in the aggregate;

     (c) subdivide, cancel, consolidate or reclassify any shares of its share capital, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or purchase, redeem or otherwise acquire any shares of its own share capital (other than the Receivership Shares) or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

     (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

     (e) except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1(e) of the Company Disclosure Letter, (i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "NonExecutive Employee"), except in the ordinary course of business consistent with past practice or (B) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to NonExecutive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to NonExecutive Employees in the ordinary course of business, consistent with past practices; or
(iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

     (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

     (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, and (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $1,000,000 and, in the case of both clauses (i) and (ii), except as may be required or contemplated by this Agreement;

     (h) except as otherwise contemplated by the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

     (i) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

     (j) authorize or commit to make any material capital expenditures not reflected in the budget previously provided in writing by the Company to Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld;

     (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

     (l) make any election under United States federal, state, provincial, local or foreign Tax law which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

     (m) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $250,000 (other than in connection with obtaining the return or release of the Receivership Shares) without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

     (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in connection with obtaining the return or release of the Receivership Shares or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

     (o) authorize, recommend, propose, agree or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.2. Preparation of Proxy Statement. As promptly as practicable and no later than 10 days after the date hereof, the Company shall prepare and file with the SEC the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement"). The Proxy
Statement will, when prepared pursuant to this Section 5.2 and mailed to the Company's stockholders, comply in all material respects with the applicable requirements of the Exchange Act. The information supplied by each of Parent and the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or
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misleading. Each of Parent and the Company shall indemnify and hold harmless the other from any obligations, claims or liabilities arising from any statement supplied by such party for inclusion in the Proxy Statement which, at the time such statement was made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statement, in light of the circumstances under which is was made, not false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent, Merger Sub or the Company which should be set forth in a supplement to the Proxy Statement, Parent, Merger Sub or the Company, as the case may be, will promptly inform the other parties. The Proxy Statement shall include the declaration of the Company Board of the advisability of the Merger and its recommendation that the Company's stockholders approve the Merger, unless the Company Board determines in good faith, after considering the advice of its financial advisor and reputable outside legal counsel experienced in such matters (and the parties recognize that Sutherland Asbill & Brennan LLP is so experienced), that withdrawal or modification of its declaration and recommendation is necessary because this Agreement or the Merger is no longer in the best interests of the Company's stockholders. The Proxy Statement shall be reviewed and approved by Parent and Parent's counsel prior to the mailing of such Proxy Statement to the Company's stockholders.

     5.3 Meeting of Stockholders. The Company shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders Meeting within 30 days of the filing of a definitive Proxy Statement with the SEC, whether or not the Company Board determines at any time after the date hereof that the Merger is no longer advisable. The Company shall consult with Parent regarding the date of the Company Stockholders Meeting. The Company shall use commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger, unless the Company Board determines in good faith, after considering the advice of its financial advisor and reputable outside legal counsel experienced in such matters (and the parties recognize that Sutherland Asbill & Brennan LLP is so experienced), that the Merger is no longer in the best interests of the Company's stockholders.

     5.4. Additional Agreements, Cooperation.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, or other foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement.

     (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade Commission or any other government or governmental authority regarding any of the transactions contemplated thereby.

     5.5. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or the Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible. Nothing in this
Section 5.5 shall prohibit or restrict the Company from at any time communicating to the Company's stockholders if the Company Board has determined in good faith, after considering the advice of reputable outside legal counsel experienced in such matters (and the parties recognize that Sutherland Asbill & Brennan LLP is so experienced), that any such communication is required to fulfill its fiduciary duties to the Company's stockholders.

     5.6. No Solicitation.

     (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company.

     (b) Prior to termination of this Agreement pursuant to Article VII hereof, the Company and its Subsidiaries shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.6 or in any other provision of this Agreement, prior to the Company Stockholders Meeting, the Company Board may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve or recommend an unsolicited Acquisition Proposal if both
(A) a majority of the directors of the Company Board, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities Act) of any person making an Acquisition Proposal ("Disinterested Directors") determines in good faith, after receiving advice from its independent financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) a majority of the Disinterested Directors of the Company Board determines in good faith, after considering advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Sutherland Asbill & Brennan LLP is so experienced), that the failure to participate in such discussions or negotiations or to furnish such information or to approve or recommend such unsolicited Acquisition Proposal is inconsistent with the Company Board's fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Parent the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal and copies of all non-public information requested by the Potential Acquiror not previously delivered to Parent, and shall further promptly inform Parent in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Nothing contained herein shall prevent the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after considering advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Sutherland Asbill & Brennan LLP is so experienced), such disclosure is required by applicable law. Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 5.6(b) by the Company or any of its Subsidiaries, or by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to

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act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.6(b) sufficient to enable Parent to terminate this Agreement pursuant t o Section 7.1(d)(i) hereof.

     (c) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

     (d) The term "Superior Proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Common Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms that a majority of the Disinterested Directors determines, in good faith, is reasonably likely to be more favorable to the Company and its stockholders than the Merger (after considering advice from the Company's independent financial advisor that the Acquisition Proposal is more favorable to the Company's stockholders, from a financial point of view, than the Merger).

     5.7. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company will give Parent and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and confer with Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfaction of conditions to the Closing. All information obtained by Parent pursuant to this Section 5.7 shall be kept confidential in accordance with the Confidentiality Agreement, dated February 10, 2000, between Parent and the Company.

     5.8. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of (a) its obtaining of Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     5.9. Resignation of Officers and Directors. Except as otherwise provided in
Section 5.18 hereof, at or prior to the Effective Time, the Company shall deliver to Parent the resignations of such officers and directors of the Company and its Subsidiaries (in each case, in their capacities as officers and directors, but not as employees if any of such persons are employees of the Company or any Subsidiary) as Parent shall specify, which resignations shall be effective at the Effective Time and shall contain an acknowledgment that the relevant individual has no outstanding claims for compensation for loss of office, redundancy, unfair dismissal or otherwise.

     5.10. Indemnification.

     (a) As of the Effective Time and for a period of seven years following the Effective Time, Parent will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") Company's Chief Executive Officer and any persons who, as of June 1, 2000, were parties to change of control agreements with the Company (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law and under the Governing Documents of the Company or any

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Subsidiary or under the indemnification agreements listed in Section 5.10 of the
Company Disclosure Letter (a true and accurate form of which has been attached to the Company Disclosure Letter) in effect immediately prior to the date hereof (the "Indemnification Agreements"), with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time.

     (b) Except as otherwise set forth in the Indemnification Agreements, any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Except as otherwise set forth in the Indemnification Agreements, Parent shall pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel.

     (c) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person, and Parent or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) sells or otherwise disposes of all of the capital stock of the Surviving Corporation to any person, or (iii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.10 and none of the actions described in clauses (i), (ii) and (iii) above shall be taken until such provision is made.

     (d) Parent shall maintain in effect for not less than seven years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time; provided, however, that, in the event that any Claim is asserted or made within such seven-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, Parent shall purchase as much coverage as possible for 200% of the premiums paid as of the date hereof for such insurance, which coverage shall be at least as favorable as that provided by Parent to its directors.

     5.11. Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

     5.12. Employee Benefit Plans.

     (a) 401(k) Plan. At least three days prior to the Effective Time, the Company shall terminate the Centigram Communications Corporation 401(k) Plan pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Parent. Subject to plan eligibility rules, individuals employed by the Company at the Effective Time ("Company Employees") shall be allowed to participate in Parent's 401(k) plan effective as of the first full payroll period following the Effective Time; and all service with the Company shall be considered service with Parent for purposes of determining eligibility, vesting, and benefit accrual (i.e., matching contributions) under Parent's 401(k) plan. As soon as administratively feasible after assets are distributed from the Centigram Communications Corporation 401(k) Plan, Company Employees shall be offered an opportunity to roll their Centigram Communications Corporation 401(k) Plan account balances into Parent's 401(k) Plan, subject to the rules of such plan. Parent shall make reasonable efforts to amend its 401(k) Plan to accept rollovers of unpaid loan balances, but makes no assurances that such amendment will be effective as of the date assets are distributed from Company's 401(k) Plan.

     (b) Welfare Plans. Company Employees shall be eligible to participate in Parent's short term disability plan, long term disability plan, group life insurance plan, medical plan, dental plan, and section 125 cafeteria plan as soon as administratively feasible after the Effective Time but no later than January 1, 2001. Prior to such time, Company Employees shall remain eligible for Company's welfare plans, as applicable, and such

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

plans will not be amended or changed by Parent or Company. Parent shall include service and prior earnings with the Company for purposes of determining eligibility, participation, and benefit accrual under its short-term disability plan, long-term disability plan, group life insurance plan, medical plan, dental plan, and section 125 cafeteria plan. In connection with the transfer of Company employees to Parent's long-term disability plan, no Company employee who becomes disabled after the transition to Parent's plan shall have long-term disability benefits less favorable than those provided to similarly situated Parent employees and all participation in the Company's long-term disability plan shall be treated as participation in Parent's long-term disability plan for purposes of applying the preexisting condition exclusion under Parent's long-term disability plan.

     (c) Vacation and PTO. Company Employees shall be eligible to participate in Parent's vacation or PTO policy, as applicable, as soon as administratively feasible after the Effective Time but no later than January 1, 2001. Prior to such date Company Employees shall remain eligible for Company's vacation pay or sick pay policies, as applicable, and such plans or policies will not be amended or changed by Parent or Company. Parent shall include service with the Company for purposes of determining eligibility, participation, and calculation of vacation pay, sick pay, or paid time off (PTO) under Parent's vacation or PTO policy, as applicable. With respect to accrued but unused vacation pay under Company's vacation plan, employees may carry over to Parent's vacation plan or PTO policy, as applicable, any accrued but unused vacation time that does not exceed 175% of an employee's annual accrual under Company's vacation plan. As soon as administratively feasible after the Effective Date, but in any event no later than 60 days thereafter, a payment shall be made to employees in an amount that reflects any accrued but unused vacation time in excess of such carryover amount.

     5.13. Determination of Optionholders. At least ten business days before the Effective Time, the Company shall provide Parent with a true and complete list of (a) the holders of Company Options, (b) the number of shares of Company Common Stock subject to Company Options held by each such optionholder, (c) the exercise price of each option outstanding and (d) the address of each such optionholder as set forth in the books and records of the Company or any Subsidiary, which list shall be certified by the Company's Secretary as being true and correct based upon the Company's records, following upon which there shall be no additional grants of Company Options without Parent's prior consent.

     5.14. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing. Any Return filed after the date hereof but prior to the Closing Date shall first be approved by Parent, which approval shall not be unreasonably withheld.

     5.15. SEC Filings; Compliance. The Company and Parent shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Parent, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Parent, the "New SEC Reports") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.16. Rights Agreement. Prior to the Effective Time, the Company Board shall not take any action in contravention of the actions required by Section
3.25 hereof.

     5.17. Stock Repurchase Plan. As of the date of this Agreement, the Company shall terminate its stock repurchase plan, if any.

     5.18 Release of Receivership Stock; Appeal Process. The Company shall use its reasonable commercial efforts to obtain the release of the Receivership Stock from Credit Bancorp or the Bancorp Receiver prior to

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

the Effective Time and at the lowest reasonable cost to the Company. If, at the Effective Time, the Appeal Period remains open or an appeal of the Final Order remains pending, the Company shall be entitled to designate one member of the Company Board who shall be appointed by the Surviving Corporation to serve as a director of the Surviving Corporation until such time as the Appeal Period terminates and all pending appeals have been resolved, and such designee director shall be appointed as a member of a special litigation committee of the board of directors of the Surviving Corporation which shall be established by the Surviving Corporation for the sole purpose of negotiating or otherwise participating on behalf of the Surviving Corporation in the resolution of any and all appeals of the Final Order. Such designee director shall be consulted by such committee prior to the Surviving Corporation negotiating or executing any resolution of any and all appeals of the Final Order.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL and the Company's Charter Document and Governing Documents.

     (b) Governmental Action; No Injunction or Restraints. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Merger, asserting the illegality of the Merger or this Agreement or seeking material damages directly arising out of the transactions contemplated hereby which continues to be outstanding. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities directly arising out of the Merger on the Company or any of its officers or directors; or (ii) preventing the consummation of the Merger.

     (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained, as to which the failure to obtain, make or occur would have the effect of making the Merger or this Agreement or any of the transactions contemplated hereby illegal or which, individually or in the aggregate, would have a Parent Material Adverse Effect (assuming the Merger had taken place), including, but not limited to, the expiration or termination of the applicable waiting period, or any extensions thereof, pursuant to the HSR Act.

     6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

     (c) No Material Adverse Effect. Since the date of this Agreement, there has not been a Company Material Adverse Effect nor has there been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Company Material Adverse Effect.
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

     (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company;
(iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

     (e) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

          (i) a certificate of the President and the Chief Financial Officer of the Company (in their capacities as such officers), dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied;

          (ii) a copy of (A) the Certificate of Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of Delaware, and (B) the Bylaws of the Company and the resolutions of the Company Board and stockholders authorizing the Merger and the other transactions contemplated by this Agreement, certified by the Secretary of the Company; and

          (iii) a list of (A) all options that have been exercised after the date of this Agreement and (B) the gross amount received by the Company for the ESPP Offering Period occurring immediately prior to the Effective Time and the number of shares issued thereunder for such period.

     (f) Director and Officer Resignations. Merger Sub shall have received the resignation of the directors and officers of the Company as are described in
Section 5.9 hereof.

     (g) Key Employee Agreements. The persons identified in Section 6.2(g) of the Company Disclosure Letter shall have entered into employment agreements with Parent, and such agreements shall be in full force and effect, and none of such employees shall have indicated any intention of not fulfilling his or her obligations thereunder.

     (h) Employee Waivers. From the list of employees identified by the Company on Section 3.15 of the Company Disclosure Letter as having change of control agreements in place as of the date hereof, Parent shall specify fifteen (15) of such employees who will be offered positions by Parent providing equal or better duties, responsibilities and total compensation, of whom at least twelve (12) shall have executed and delivered to Parent waivers of certain change in control benefits provided in such agreements to the satisfaction of Parent, and such waivers shall not have been in any way amended or rescinded; provided, however, if Parent is unable to offer equal or better total compensation to one or more of such specified employees, such employee(s) shall not be counted toward the number of employees who must execute and deliver the waivers described above, and the minimum number of waivers shall be reduced accordingly.

     (i) Exercise of Appraisal Rights. The total shares of Company Common Stock held by stockholders of the Company who have indicated in accordance with the DGCL (and not withdrawn) their intent to elect to exercise their appraisal rights under the DGCL shall not exceed 5% of the shares of Company Common Stock outstanding as of the date of the Company Stockholders Meeting. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

     6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any

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

limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

     (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Parent (in their capacities as such officers), dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a) and (b) hereof have been satisfied.

                                  ARTICLE VII

                                  TERMINATION

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

     (a) by mutual written consent of the Company and Parent (on behalf of Parent and Merger Sub);

     (b) by either the Company or Parent (on behalf of Parent and Merger Sub):

          (i) if the Merger shall not have been completed by October 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

          (ii) if stockholder approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (iii) if any restraint having any of the effects set forth in Section 6.1(b) or Section 6.2(d) hereof shall be in effect and shall have become final and nonappealable; or

          (iv) if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Company Board or a committee thereof resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(iv) unless (a) the Company has delivered to Parent and Merger Sub a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, (b) three business days have elapsed following delivery to Parent and Merger Sub of such written notice by the Company and (c) during such three-business-day period, the Company has fully cooperated with Parent and Merger Sub to allow Parent and Merger Sub within such three-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Superior Proposal; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(iv) unless, at the end of such three-business-day period (and after due consideration by the Company Board of any proposed amendment to this Agreement that has been submitted by Parent during such three-day period), the Company Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal;

     (c) by the Company, if Parent or Merger Sub shall have breached any of its representations and warranties contained in Article IV hereof which breach has or is reasonably likely to have a Parent Material Adverse Effect or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Merger Sub within thirty days following receipt of notice thereof from the Company; or

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

     (d) by Parent (on behalf of Parent and Merger Sub):

          (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.6(b) hereof, as to which no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

          (ii) if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended an Acquisition Proposal (including a Superior Proposal), or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions.

     7.2. Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its stockholders or directors or officers in respect thereof, except for agreements in Sections 5.5, 5.7, 7.2, 7.3 and 8.8, which survive the termination of this Agreement, and except for liability that Parent or Merger Sub or the Company might have to the other party or parties arising from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach results in a termination of this Agreement pursuant to Sections 7.1(c) or 7.1(d)(i), or otherwise due to the fraudulent or willful misconduct of such party.

     7.3. Fees and Expenses.

     (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, the Company, on the one hand, and Parent and Merger Sub, on the other, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (x) by the Company or Parent pursuant to Section 7.1(b)(ii) and if, after the date hereof and prior to the termination date, an Acquisition Proposal occurs, or (y) by Parent pursuant to Section 7.1(b)(iv), 7.1(d)(i) or 7.1(d)(ii) hereof, then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement), reimburse Parent upon demand for all reasonable out-of-pocket fees and expenses not to exceed $500,000 incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement, the Merger and transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants.

     (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(b)(ii) or 7.1(d)(i) (other than due to a breach of Section 5.6(b) hereof) and, concurrently with or within nine months after such a termination, the Company shall enter into an agreement, arrangement or binding understanding with respect to an Acquisition Proposal (which shall include, for this purpose, the commencement by a third party of a tender offer or exchange offer or similar transaction directly with the Company's stockholders) with a third party (collectively, a "Third Party Deal") or (y) this Agreement is terminated pursuant to Section 7.1(b)(iv), Section 7.1(d)(i) (if such termination results from a breach of Section 5.6(b) hereof) or 7.1(d)(ii), then, in each case, the Company shall (in addition to any obligation under Section 7.3(b) hereof and as liquidated damages and not as a penalty or forfeiture) pay to Parent U.S.$6,400,000 (the "Termination Fee") in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (x), the later to occur of such termination and the entry into of such Third Party Deal, or, in the case of clause (y), such termination.

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

     (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 7.1(c) hereof, then Parent shall (without prejudice to any other rights the Company may have against Parent for breach of this Agreement), reimburse the Company upon demand for all reasonable out-of-pocket fees and expenses not to exceed $500,000 incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement, the Merger and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants.

     (e) The parties acknowledge that the agreements contained in Sections 7.3(b), (c) and (d) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub on the one hand, and the Company on the other, would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 7.3(b) and/or (c) hereof, or if Parent fails promptly to pay the amounts due pursuant to Section 7.3(d) hereof, (i) the party failing to so pay shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee (or fees and expenses) were required to be paid, and (ii) if, in order to obtain such payment, a party commences a suit or takes other action which results in a judgment or other binding determination against the nonpaying party for the fees and expenses in Sections 7.3(b) or 7.3(d) hereof or the Termination Fee, the nonpaying party shall also pay to the party entitled to receive payment its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with such suit, together with interest payable under the preceding clause (i).

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2. Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     8.3. Notices.

     (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person, by facsimile (with receipt electronically acknowledged) or by overnight air courier guaranteeing next day delivery, to such other party's address.

          If to Parent:

               ADC Telecommunications, Inc.
               12501 Whitewater Drive
               Minnetonka, Minnesota
               Telephone No.: (952) 946-8080
               Facsimile No.: (952) 946-3209
               Attention: General Counsel
          with a copy to:

               Dorsey & Whitney LLP
               220 South Sixth Street
               Minneapolis, Minnesota 55402
               Telephone No.: (612) 340-2600
               Facsimile No.: (612) 340-8738
               Attention: Robert A. Rosenbaum, Esq.

          If to the Company:

               Centigram Communications Corporation
               91 East Tasman Drive
               San Jose, California 95134
               Telephone No.: (408) 944-0250
               Facsimile No.: (408) 432-2645
               Attention: President and Chief Executive Officer

          with copies to:

               Sutherland Asbill & Brennan LLP
               999 Peachtree Street
               Atlanta, Georgia 30309
               Telephone No.: (404) 853-8000
               Facsimile No.: (404) 853-8806
               Attention: Thomas C. Herman, Esq.

          and to:

               Centigram Communications Corporation
               91 East Tasman Drive
               San Jose, California 95134
               Telephone No.: (408) 944-0250
               Facsimile No.: (408) 432-2645
               Attention: Senior Director of Legal Affairs

     (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; when sent, if sent by facsimile and receipt is electronically confirmed; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     8.4. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.5. Interpretation. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "Knowledge" means the actual knowledge of a director or any executive officer of the applicable party or any of its Subsidiaries, and with respect to the Company, any employee who has an executive change in control agreement with Company, the Company's Chief Scientist and the Senior Director of Legal Affairs, as such knowledge has been obtained by such person in the normal conduct of the business; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

     8.6. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.7. No Third Party Beneficiaries. Except for the provisions of Section
5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     8.9. Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Confidentiality Agreement.

     8.10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers all as of the day and year first above written.

                                          ADC TELECOMMUNICATIONS, INC.

                                          By:       /s/ LARRY J. FORD
                                            ------------------------------------
                                                       Larry J. Ford
                                            Senior Vice President and President
                                              of Integrated Solutions Group

                                          POUNDSTONE ACQUISITION CORP.

                                          By:       /s/ LARRY J. FORD
                                            ------------------------------------
                                                       Larry J. Ford
                                                         President

                                          CENTIGRAM COMMUNICATIONS
                                          CORPORATION

                                          By:     /s/ ROBERT L. PUETTE
                                            ------------------------------------
                                                      Robert L. Puette
                                               President and Chief Executive
                                                           Officer

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                    MERGING
                          POUNDSTONE ACQUISITION CORP.
                                 WITH AND INTO
                      CENTIGRAM COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
           PURSUANT TO SECTION 251 OF THE GENERAL CORPORATION LAW OF
                             THE STATE OF DELAWARE
--------------------------------------------------------------------------------

     Poundstone Acquisition Corp., a Delaware corporation ("Merger Sub"), and Centigram Communications Corporation, a Delaware corporation ("Company"), DO HEREBY CERTIFY AS FOLLOWS:


     FIRST: That Merger Sub was incorporated on May 26, 2000, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that Company was
incorporated on          19     pursuant to the Delaware Law.
                -------,   ----

     SECOND: That an Agreement and Plan of Merger dated as of June 9, 2000 (the "Merger Agreement"), among ADC Telecommunications, Inc., a Minnesota corporation, Merger Sub and Company, setting forth the terms and conditions of the merger of Merger Sub with and into Company (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

     THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be Centigram Communications Corporation.

     FOURTH: That, pursuant to the Merger Agreement, the Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

     FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:


                                          12501 Whitewater Drive


                                          Minnetonka, MN 55343

                                          Attention: Secretary

     SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That the Merger shall become effective immediately upon the filing of this Certificate with the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, each of Merger Sub and Company has caused this Certificate of Merger to be executed in its corporate name this
     day of          2000.
----        -------,
                                          POUNDSTONE ACQUISITION CORP.


                                          By:

                                            ------------------------------------

                                          CENTIGRAM COMMUNICATIONS
                                          CORPORATION


                                          By:

                                            ------------------------------------

                   [SIGNATURE PAGE TO CERTIFICATE OF MERGER]

                       EXHIBIT A TO CERTIFICATE OF MERGER

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      CENTIGRAM COMMUNICATIONS CORPORATION

                                   ARTICLE 1

     The name of this corporation is Centigram Communications Corporation.

                                   ARTICLE 2

     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE 3

     The registered office of this corporation in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent is The Corporation Trust Company.

                                   ARTICLE 4

     The total number of shares of stock which this corporation is authorized to issue is 1,000 common shares, $.0001 per share par value.

                                   ARTICLE 5

     Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

                                   ARTICLE 6

     In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, amend, alter, change, add to or repeal bylaws of this corporation, without any action on the part of the stockholders. The bylaws made by the directors may be amended, altered, changed, added to or repealed by the stockholders. Any specific provision in the bylaws regarding amendment thereof shall be controlling.

                                   ARTICLE 7

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this article shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this article.

     If the Delaware General Corporation Law is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.

     Any repeal or modification of the foregoing provisions of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE 8

     The corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, provide indemnification of (and advancement of expenses to) any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled through bylaw provisions, agreements with such agents or persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory).

     Any repeal or modification of any of the foregoing provisions of this
Article 8 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any directors of this corporation with respect to any acts or omissions of such directors, officer or agent occurring prior to such repeal or modification.

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Escrow Agreement) is made and entered into as
of ____________           , 2000, by and among ADC Telecommunications, Inc., a
Minnesota corporation ("Parent"), Centigram Communications Corporation, a Delaware corporation (the "Company"), Norwest Bank Minnesota, N.A., as escrow
agent (the "Escrow Agent"), and                , (the "Stockholders'
Representative").

     WHEREAS, Parent, Poundstone Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 9, 2000 pursuant to which the Merger Sub will be merged with and into the Company (the "Merger"), the separate existence of the Merger Sub will cease, and the Company will continue as the surviving corporation (the Company, in its capacity as the corporation surviving the Merger, is referred to herein as the "Surviving Corporation"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement;

     WHEREAS, the Merger Agreement requires that if (i) any shares of Receivership Stock have not been returned to the Company or have been ordered by a court of competent jurisdiction to be returned to the Bancorp Receiver as of the Effective Time or (ii) the Appeal Period remains open or an appeal of the Final Order has been filed and remains pending at the Effective Time, Parent shall deposit into an escrow account with Escrow Agent the aggregate Per Share Amount payable with respect to such shares of Receivership Stock pursuant to
Section 2.1(b) of the Merger Agreement (the "Escrow Amount") until such time as all shares of Receivership Stock have been returned to the Surviving Corporation, the Appeal Period has terminated and all pending appeals, if any, have been resolved; and

     WHEREAS, this Escrow Agreement sets forth the basis on which the Escrow Agent will receive and hold, and make disbursements from, the Escrow Amount and the duties for which the Escrow Agent will be responsible.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Appointment and Agreement of Escrow Agent. Parent, Company and Stockholders' Representative hereby appoint and designate Norwest Bank Minnesota, N.A. as the Escrow Agent, and Norwest Bank Minnesota, N.A. hereby accepts such appointment and agrees to perform the duties of the Escrow Agent under the terms and conditions set forth herein.

     2. Merger Agreement Not Limited by this Escrow Agreement. The Merger Agreement and the procedures contained therein are not limited by this Escrow Agreement. Notwithstanding any express provision of this Escrow Agreement to the contrary, in the event this Escrow Agreement is unclear, silent or in conflict with the Merger Agreement, reference shall be made to the Merger Agreement and the Merger Agreement shall control.

     3. Deposit of Escrow Amount. Promptly after the Effective Time, Parent shall deposit into an escrow account an amount in cash equal to the Escrow Amount. The Escrow Agent shall hold the Escrow Amount in escrow on behalf of the parties hereto. The Escrow Amount shall be held and invested by the Escrow Agent in such investments as shall be directed in accordance with the instructions set forth in Schedule A attached hereto (the "Permitted Investments"), and shall be treated by the Escrow Agent as a trust fund in accordance with the terms hereof. The Escrow Agent agrees to disburse the Escrow Amount, including the interest earned thereon, in accordance with the terms and procedures set forth in this Escrow Agreement and the Merger Agreement.

     4. Escrow Period; Termination. Subject to the following requirements, the Escrow Amount shall be held in escrow until such time as the Escrow Agent shall be notified by Parent and the Stockholders' Representative that all shares of Receivership Stock have been returned to the Surviving Corporation and canceled, the Appeal Period has terminated and all pending appeals, if any, have been resolved (the "Escrow Period"). At the termination of the Escrow Period, the Escrow Agent shall deliver to the former stockholders of the Company the portion of the Escrow Amount not required to reimburse Parent or the Surviving Corporation for the amount paid to cause the return of the Receivership Stock, as set forth in greater detail in Section 5 below. The Escrow Agent shall be entitled to rely on the letters of transmittal received by the Disbursement Agent for purposes of distributing funds from the Escrow Amount to the former stockholders of the Company.

     5. Procedures for Disbursements. Parent and the Stockholders' Representative shall notify the Escrow Agent in writing (a "Release Certificate"), (a) that all shares of Receivership Stock have been returned to the Surviving Corporation and canceled, (b) the amount paid after the Effective Time by Parent, the Surviving Corporation or an affiliate thereof plus Parent or the Surviving Corporation's out-of-pocket costs, including the reasonable fees and expenses of legal counsel and other advisors, incurred to cause such return (including the resolution of any appeal) (the "Offset Amount"), and (c) the calculation of the Escrow Per Share Amount. Subject to payment of all outstanding fees of Escrow Agent pursuant to Section 6.3 hereof, the Escrow Agent shall release and promptly disburse to Parent from the Escrow Fund the Offset Amount (plus any amount to be reimbursed to Parent pursuant to Section 6.3) together with the interest earned on such amount while held by the Escrow Agent. Additionally, if, upon resolution of all available methods of appeal by any party, the Settlement Agreement is found to be void or unenforceable and each of the Bancorp Receiver and Credit Bancorp Ltd. is unable or unwilling to repay or give full credit to Parent or the Surviving Corporation for the amount previously paid to the Bancorp Receiver to obtain the return of the Receivership Stock, the Release Certificate shall so state and set forth the lesser of the amount of the Receiver Payment Credit and the amount not repaid or credited to Parent or the Surviving Corporation, which lesser amount shall be released from the Escrow Amount and disbursed to Parent. After payment of the Offset Amount and/or Receiver Payment Credit amount (or such lesser amount as determined in the immediately preceding sentence) to Parent, each former holder of Company Common Stock that received the Per Share Amount pursuant to Section 2.1(a) of the Merger Agreement shall be entitled to receive an amount of cash equal to the Escrow Per Share Amount, with the interest earned thereon while held by the Escrow Agent. Any portion of the Escrow Amount remaining after payment of the Additional Stockholder Payment shall be released to Parent.

     6. Escrow Agent

     6.1 Indemnification of the Escrow Agent. Parent and the Surviving Corporation jointly and severally agree to indemnify and hold the Escrow Agent and its directors, officers and employees harmless from and against any and all costs, charges, damages and reasonable attorneys' fees that the Escrow Agent in good faith may incur or suffer in connection with or arising out of this Escrow Agreement except as set forth in Section 6.7 hereof.

     6.2 Duties of the Escrow Agent. The Escrow Agent shall have no duties other than those expressly imposed on it herein and in the Merger Agreement, and shall not be liable for any act or omission except for its own gross negligence or willful misconduct.

     6.3 Fees of the Escrow Agent. The fees and charges of the Escrow Agent with respect to this Agreement are identified on Schedule B attached hereto. The initial fee shall be paid by Parent, with the amount of such initial fee reimbursed to Parent from the interest earned on the Escrow Amount while held by Escrow Agent. The annual fees and any miscellaneous fees of Escrow Agent shall first be deducted from the interest earned on the Escrow Amount while held by the Escrow Agent, and second, if such interest earned is insufficient to cover the fees of Escrow Agent, shall be paid by Parent.

     6.4 Instructions to the Escrow Agent. Notwithstanding any provision herein to the contrary, the Escrow Agent shall at any time and from time to time take such additional actions hereunder with respect to the Escrow Amount as shall be agreed to in writing by the Parent and the Stockholders' Representative. In the performance of its duties hereunder, the Escrow Agent may rely on any document reasonably believed by it to be genuine.

     6.5 Resignation of the Escrow Agent. The Escrow Agent may resign at any time by providing Parent, the Surviving Corporation and Stockholders' Representative with 30 days' prior written notice of its intention to do so; provided that a successor Escrow Agent has been appointed in writing by Parent, the Surviving Corporation and Stockholders' Representative. If a successor Escrow Agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. The Escrow Agent's resignation shall be effective upon delivery of the Escrow Amount to the successor Escrow Agent and upon such successor's assumption of the obligations, rights and duties of the Escrow Agent hereunder.

     6.6 Disputes. In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Amount, or there is any dispute over action to be taken or not taken by the Escrow Agent, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to
Section 6.5 hereof or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. The Escrow Agent agrees that, if it files a suit in interpleader, it shall do so in any of the state or federal courts having jurisdiction in the State of Minnesota. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the provisions hereof, and Parent will bear the costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 6.6.

     6.7 Liability of Escrow Agent. In order to induce the Escrow Agent to act as Escrow Agent, the parties hereto agree that the Escrow Agent shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

     7. Miscellaneous

     7.1 Severability. Whenever possible, each provision of this Escrow Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

     7.2 Assignment. This Escrow Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, except that neither this Escrow Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

     7.3 Amendment and Waiver. The provisions of this Escrow Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Escrow Agreement will be deemed effective to modify or amend any part of this Escrow Agreement or any rights or obligations of any person under or by reason of this Escrow Agreement.

     7.4 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered, or one day after being sent by reputable overnight delivery service, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to any party hereto shall be sent to the address indicated below:

   If to Parent and
   Surviving Corporation:                   ADC Telecommunications, Inc.
                                            12501 Whitewater Drive
                                            Minnetonka, Minnesota 55343
                                            Attention: Office of General Counsel
                                            Fax: (952) 946-3209

   With a copy to:                          Dorsey & Whitney LLP
                                            220 South Sixth Street
                                            Minneapolis, Minnesota 55402
                                            Attention: Robert A. Rosenbaum
                                            Fax: 612/340-8738

   Notices to the Stockholders'
   Representative:

   With a copy to:                          --------------------------------------------

                                            --------------------------------------------

                                            Attention:
                                            --------------------------------------------

                                            Fax:
                                            --------------------------------------------

        or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     7.5 Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard for its conflict of laws principles.

     7.6 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, and any one of which need not contain the signatures of more than one party, and all of such counterparts taken together shall constitute one and the same instrument.

     7.7 Entire Agreement. This Escrow Agreement and the Merger Agreement constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, between or among the parties with respect to the subject matter of this Escrow Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

                                      ADC TELECOMMUNICATIONS, INC.

                                      ------------------------------------------
                                      Name:
                                      Title:

                                      CENTIGRAM COMMUNICATIONS CORPORATION

                                      ------------------------------------------
                                      Name:
                                      Title:

                                      NORWEST BANK MINNESOTA, N.A.

                                      ------------------------------------------
                                      Name:
                                      Title:

                                      [Stockholder Representative]

                                      ------------------------------------------
                                      Name:
                                      Title:

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This First Amendment (this "First Amendment"), dated as of this 29th day of June, 2000, amends that certain Agreement and Plan of Merger dated as of June 9, 2000, by and among ADC Telecommunications, Inc. ("ADC"), Poundstone Acquisition Corp. ("Poundstone") and Centigram Communications Corporation ("Centigram") (the "Merger Agreement"), which Merger Agreement provides for the acquisition of Centigram by ADC in accordance with the terms and conditions set forth therein.

     WHEREAS, for the avoidance of doubt, the parties desire to amend the Agreement to clarify an agreed provision thereof and to confirm the parties' understandings with respect to the matter set forth in this First Amendment; and

     WHEREAS, this First Amendment is being made by the parties in furtherance of their mutual desire to consummate the transactions contemplated by the Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. The second sentence of Section 2.1(e)(i) of the Merger Agreement is hereby amended in its entirety to read as follows:

     "If all shares of Receivership Stock are returned to the Company prior to the Effective Time, the amount paid by the Company to cause such return, including the Company's out-of-pocket costs (including the reasonable fees and expenses of legal counsel and other advisors incurred to obtain such return (including the resolution of any appeal of the Final Order), hereinafter referred to as "Out-of-Pocket Costs") in excess of $500,000, minus the lesser of
(x) $10,000,000 or (y) the amount paid to the Bancorp Receiver including the Company's Out-of-Pocket Costs in excess of $500,000 (the amount referred to in either (x) or (y) hereinafter referred to as the "Receiver Payment Credit") shall be deducted from the Base Purchase Price prior to calculation of the Per Share Amount, subject, however, to the third sentence of Section 2.6(b) hereof."

     2. The first paragraph of Section 2.6(b) of the Merger Agreement is hereby amended in its entirety to read as follows:

          "(b) At such time as all shares of Receivership Stock are returned to the Surviving Corporation, the Appeal Period has terminated and all pending appeals, if any, have been resolved, the amount paid after the Effective Time by Parent, the Surviving Corporation and/or an affiliate thereof including Parent and/or the Surviving Corporation's Out-of-Pocket Costs shall be deducted from the Escrow Deposit and, together with the interest earned on such amount while held by the Escrow Agent, paid to Parent. In determining the amount paid after the Effective Time by Parent, the Surviving Corporation and/or an affiliate thereof to cause the return of the Receivership Stock, if the Receivership Stock is returned pursuant to the Settlement Agreement substantially in the form entered into on June 7, 2000, only the amount in excess of $10,000,000 paid (whether by Parent, the Surviving Corporation and/or an affiliate after the Effective Time and/or by the Company prior to the Effective Time) to obtain the return of the Receivership Stock pursuant to the Settlement Agreement, including Parent and/or the Surviving Corporation's (and/or the Company's, prior to the Effective Time, in excess of $500,000) Out-of-Pocket Costs as indicated above, will be treated has having been paid by Parent, the Surviving Corporation and/or an affiliate thereof to cause such return. The parties further agree that if, upon final resolution of all available methods of appeal by any party, the Settlement Agreement is found to be void or unenforceable and each of the Bancorp Receiver and Credit Bancorp Ltd. is unable or unwilling to repay or give full credit to Parent and/or the Surviving Corporation for the amount previously paid to the Bancorp Receiver to obtain the return of the Receivership Stock, then the lesser of the Receiver Payment Credit and the amount not repaid or credited to Parent or the Surviving Corporation shall be deducted from the Escrow Deposit and paid to Parent. Any portion of the Escrow Deposit remaining after such payments to Parent (the "Escrow Remainder") shall be distributed as follows:"

     3. Any capitalized term used herein and not otherwise defined herein shall have the meaning given to such term in the Merger Agreement.

     4. This First Amendment constitutes an amendment of the Merger Agreement in conformity with and pursuant to the terms of Section 8.6 of the Agreement. Except as expressly amended herein, all terms set forth in the Merger Agreement shall continue in full force and effect.

     5. The operative terms of this First Amendment may be inserted into a First Amended and Restated Agreement by the parties and shall have a date as of the day and year first set forth herein.

     6. The internal law, and not the law of conflicts, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this First Amendment and the performance of the obligations imposed by this First Amendment.

     7. This First Amendment may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.

                                          ADC TELECOMMUNICATIONS, INC.

                                                  /s/ ROBERT E. SWITZ
                                          --------------------------------------
                                          By: Robert E. Switz
                                          Its: Senior Vice President and Chief
                                            Financial Officer

                                          POUNDSTONE ACQUISITION CORP.

                                                  /s/ ROBERT E. SWITZ
                                          --------------------------------------
                                          By: Robert E. Switz
                                          Its: Senior Vice President

                                          CENTIGRAM COMMUNICATIONS
                                          CORPORATION

                                                 /s/ THOMAS E. BRUNTON
                                          --------------------------------------
                                          By: Thomas E. Brunton
                                          Its: Chief Financial Officer

                                                                      APPENDIX B

           FAIRNESS OPINION OF FIRST ANALYSIS SECURITIES CORPORATION


June 9, 2000

Board of Directors
Centigram Communications Corporation
91 East Tasman Drive
San Jose, CA 95134

Gentlemen:

     We understand that Centigram Communications Corporation ("Centigram"), a Delaware corporation, ADC Telecommunications, Inc. ("ADC"), a Minnesota corporation, and Poundstone Acquisition Corp. ("Poundstone") a Delaware corporation and wholly owned subsidiary of ADC, propose to enter into an Agreement and Plan of Merger to be dated June 9, 2000 (the "Merger Agreement") which provides, among other things, for the merger of Poundstone with and into Centigram, pursuant to which the separate existence of Poundstone will cease, Centigram will be the surviving corporation and be a wholly owned subsidiary of ADC (the "Merger"). As set forth more fully in the Merger Agreement, owners of the common stock of Centigram will receive the Per Share Amount of $23.84 in cash per common share subject to adjustment under certain circumstances. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked us whether, in our opinion, the Per Share Amount as defined in the Merger Agreement to be paid to Centigram's common stockholders pursuant to the Merger is fair to Centigram's common stockholders from a financial point of view.

     In arriving at our opinion set forth below, we have, among other things:

          (1) Reviewed the terms of the Agreement and Plan of Merger and the associated exhibits thereto dated June 9, 2000 furnished to us by Sutherland Asbill & Brennan LLP (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed);

          (2) Reviewed certain publicly available financial statements and other information of Centigram, including Centigram's Annual Report on Form 10-K for the fiscal year ended October 30, 1999, including the audited financial statements included therein, the Definitive Proxy Statement and Notice of Annual Meeting of Stockholders of Centigram dated February 18, 2000, Centigram's Form 10-Q for the quarterly period ended January 29, 2000, including the unaudited financial statements included therein, and Centigram's press release of May 15, 2000 regarding its unaudited financial results and balance sheet for the second fiscal quarter 2000 ended April 29, 2000;

          (3) Reviewed certain internal financial and operating information, including financial forecasts and projections for the fiscal years ending October 28, 2000 and October 27, 2001, relating to the business, earnings, cash flow, assets and prospects of Centigram;

          (4) Conducted discussions with members of the management of Centigram concerning the operations, business strategy, financial performance and prospects for Centigram;

          (5) Discussed with the management of Centigram its view of the strategic rationale for the Merger;

          (6) Reviewed the historical market prices and trading activity of the common stock of Centigram;

          (7) Compared the results of Centigram with that of certain public companies which we deemed to be reasonably comparable to Centigram;

          (8) Compared the financial terms of the Merger with the financial terms of certain other precedent mergers and acquisitions of companies we deemed to be comparable to Centigram;

          (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market, industry, competitive, monetary and other conditions.

     In rendering our opinion, we have assumed and relied, without responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Centigram that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Centigram as to the future financial performance of Centigram, and we have relied upon Centigram to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have not made or been provided with an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Centigram nor have we made any physical inspection of any properties or assets of Centigram. Our opinion is necessarily based upon information available to us, as of the date hereof, and any material change in such information would require a reevaluation of this opinion.

     We have been engaged to render this opinion to the Board of Directors in connection with the Merger and will be paid a fee for such services. We have also, from time to time, provided investment banking and other financial services to Centigram for which we have received compensation, including advising Centigram in the sale of its Customer Premise Equipment business unit assets to Mitel Corporation in May 1998 and advising Centigram in its purchase of the assets of The Telephone Connection, Inc. in June 1998. In addition, Centigram has agreed to indemnify us against certain liabilities arising out of our engagement. We are actively engaged in the investment banking business and regularly undertake the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. We are not affiliated with and have no conflicts of interest with any parties to the Merger Agreement. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Centigram and/or ADC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion expressed herein is provided for the information of the Board of Directors of Centigram in their evaluation of the proposed Merger and does not constitute a recommendation to any Company stockholder as to whether such stockholder should tender his shares or as to how such stockholder should vote on the Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to First Analysis Securities Corporation be made, without our prior written consent, which shall not be unreasonably withheld. First Analysis Securities Corporation hereby consents to references to, and the inclusion of this opinion in its entirety in the proxy statement to be distributed to Centigram's common stockholders in connection with the Merger. Our opinion is provided to you pursuant to the terms of our engagement letter dated May 17, 2000.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Per Share Amount to be paid to Centigram's common stockholders pursuant to the Merger is fair to Centigram's common stockholders from a financial point of view.

                                        First Analysis Securities Corporation

                                        By:     /s/ MICHAEL SIEMPLENSKI
                                           -------------------------------------
                                                    Michael Siemplenski
                                                     Managing Director

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW


     SECTION 262 APPRAISAL RIGHTS -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.



     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:



          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.



          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.


          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

REVOCABLE PROXY

                      CENTIGRAM COMMUNICATIONS CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned stockholder of Centigram Communications Corporation ("Centigram") hereby appoints Robert L. Puette and Thomas E. Brunton, and each of them, with full power of substitution in each, to act as proxies to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders to be held at 9:00 a.m. on July 26, 2000 at Centigram's offices located at 91 East Tasman Drive, San Jose, California 95134 and at any adjournments or postponements thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

         When this proxy is properly executed, the shares represented hereby will be voted as specified. If no specification is made, this proxy will be voted for the approval of the merger agreement and, in the discretion of the proxies, with respect to all other matters which may properly come before the meeting and any and all adjournments thereof.

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

             (continued and to be signed and dated on reverse side)



                                                                    SEE
                                                               REVERSE SIDE

                                                                  [ X ]

                                                             Please mark your
                                                                vote as this.


Proposal 1:       To approve and adopt the Agreement and Plan of Merger, dated as of June 9, 2000, as amended, between Centigram
                  Communications Corporation, ADC Telecommunications, Inc. and
                  Poundstone Acquisition Corp., and the merger contemplated thereby.

                  FOR                     AGAINST                      ABSTAIN

                  [  ]                      [  ]                          [  ]

Other Matters:    The proxies are authorized to vote upon such other business as may properly come before the stockholders meeting, or any adjournments or postponements of the meeting.

                                               Please sign exactly as name or
                                               names appear on this proxy. If
                                               stock is held jointly, each
                                               holder should sign. If signing
                                               as attorney, trustee, executor,
                                               administrator, custodian,
                                               guardian or corporate officer,
                                               please give full title.

                                               Dated: __________________, 2000

                                               -------------------------------
                                               Signature

                                               -------------------------------
                                               Signature

   Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.